Exhibit 10.2

PURCHASE AGREEMENT

by and between

AVANGRID RENEWABLES HOLDINGS, INC.

and

AMPHORA GAS STORAGE USA, LLC

Dated as of February 16, 2018

US-DOCS\98345726.25

i

LIST OF EXHIBITS

Exhibit A	Example of Net Working Capital
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Closing Date Guaranty

v

LIST OF SCHEDULES

Schedule 1.1(a)	Acquired Companies
Schedule 1.1(c)(i)	CapEx Budget
Schedule 1.1(c)(ii)	OpEx Budget
Schedule 1.1(d)(i)	Seller Knowledge Persons
Schedule 1.1(d)(ii)	Buyer Knowledge Persons
Schedule 1.1(e)	Permitted Liens
Schedule 3.3	No Conflict; Consents
Schedule 3.4	Ownership of Interests
Schedule 4.1	Organization
Schedule 4.2	No Conflict; Consents
Schedule 4.3(b)	Subsidiary Interests
Schedule 4.3(d)	Securities of the Acquired Companies
Schedule 4.3(e)	Other Equity Interests
Schedule 4.4	Litigation
Schedule 4.5	Financial Statements
Schedule 4.7	Taxes
Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Material Contracts Exceptions
Schedule 4.10(a)	Company Plans
Schedule 4.10(e)	ERISA Plans
Schedule 4.10(f)	Employee Payments
Schedule 4.10(h)	Site Employees
Schedule 4.11	Environmental Matters
Schedule 4.11(a)(i)	Environmental Permits
Schedule 4.11(b)	Environmental Reports
Schedule 4.12(a)	Compliance with Laws
Schedule 4.12(b)	Permits
Schedule 4.13	Insurance Policies
Schedule 4.15(a)	Property Use Agreements
Schedule 4.15(b)	Existing Title Opinions
Schedule 4.15(d)	Title Exceptions
Schedule 4.15(f)	Third Party Rights regarding Real Property
Schedule 4.15(g)(ii)	Wells
Schedule 4.16(a)	Intellectual Property
Schedule 4.16(b)	Liens on Intellectual Property
Schedule 4.17	Title to Properties
Schedule 4.18(a)	Condition and Sufficiency of Assets
Schedule 4.18(b)	Acquired IT
Schedule 4.19	Bank Accounts
Schedule 4.20	Officers and Managers
Schedule 4.21	Affiliated Party Transactions

Schedule 4.23(a)	Gas Inventory
Schedule 4.24	Customers
Schedule 5.3	No Conflict; Consents
Schedule 6.1	Conduct of Business
Section 6.4(a)	Assumed PTO
Section 6.4(b)	Severance Liabilities
Schedule 6.8	Surviving Affiliate Contracts
Schedule 6.10	Support Obligations

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of February 16, 2018 (the “Effective Date”), is entered into by and between Avangrid Renewables Holdings, Inc., a Delaware corporation (“Seller”), and Amphora Gas Storage USA, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of one hundred percent (100%) of the limited liability company interests (the “Interests”) in Enstor Gas, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, subject to the terms and conditions hereinafter set forth, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests;

WHEREAS, prior to the closing of the transactions contemplated by this Agreement, the Company intends to distribute one hundred percent of the limited liability company interests in Enstor Energy Services, LLC, a Delaware limited liability company (“Enstor Energy Services”), to Seller (such transaction, the “EES Distribution,” and collectively with any subsequent sale or transfer of the equity in, or the business of, Enstor Energy Services, the “EES Transactions”); and

WHEREAS, concurrently herewith, ArcLight Energy Partners Fund VI, L.P., a Delaware limited partnership and an Affiliate of Buyer (“Buyer Parent”), has delivered to Buyer an Equity Commitment Letter (as defined below) to support Buyer’s payment obligations to Seller at the Closing.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

Article I.
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1Definitions.  As used herein, the following capitalized terms shall have the following meanings:

“Accountants” has the meaning provided such term in 0.

“Acquired Companies” means the Company and its Subsidiaries listed on Schedule 1.1(a).

“Acquired IT” has the meaning provided such term in 0.

“Action” means any claim, audit, examination, demand, investigation, action, suit, litigation, arbitration, appeal, petition, plea, charge, complaint, mediation, hearing, inquiry or similar legal or administrative proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliated Party Contracts” has the meaning provided such term in 0.

“Aggregate Estimated Adjustment Amount” has the meaning provided such term in 0.

“Aggregate Final Adjustment Amount” has the meaning provided such term in 0.

“Aggregate Severance Liability” has the meaning provided such term in 0.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Applicable Gas Tariff” means a FERC Gas Tariff or a State Gas Tariff.

“Assumed PTO” has the meaning provided such term in 0.

“Balance Sheet Date” means December 31, 2017.

“Base Purchase Price” has the meaning provided such term in 0.

“Budgeted CapEx Amount” means an amount equal to (i) the aggregate amount set forth in the CapEx Budget multiplied by (ii) a fraction, the numerator of which is the number of days in the year from January 1 through the Closing Date, and the denominator of which is three hundred sixty-five (365).

“Business” means the development, construction, operation and maintenance of the Storage Facilities and the Waha Project and related activities conducted by the Acquired Companies.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York and that is not otherwise a day on which banking institutions in the State of New York are authorized by applicable Law or other governmental action to close.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning provided such term in 0.

“Buyer Cafeteria Plan” has the meaning provided such term in 0.

“Buyer Closing Certificate” has the meaning provided such term in 0.

“Buyer Fundamental Representations” has the meaning provided such term in 0.

“Buyer Indemnified Parties” has the meaning provided such term in 0.

“Buyer Letter of Credit” has the meaning set forth in 0(iii).

“Buyer Parent” has the meaning provided such term in the recitals of this Agreement.

“Buyer Plans” has the meaning provided such term in 0.

“Buyer’s Taxes” has the meaning provided such term in Section 9.2(a)(iii).

“Cash Amount” means, as of any given date, the aggregate amount of Cash and Cash Equivalents as of such date, in each case, determined in accordance with GAAP.

“Cash and Cash Equivalents” means (i) the sum of restricted and unrestricted cash, cash deposits, cash equivalents and liquid investments of the Acquired Companies, plus (ii) all deposited but uncleared bank deposits and cash held by counterparties of the acquired companies minus (iii) all outstanding checks and cash posted by counterparties of the Acquired Companies.

“Caledonia Storage Facility” means the natural gas storage facility and related pipelines, wells and equipment known as the Caledonia Storage Facility that is owned and operated by an Acquired Company and located in Lowndes County, Mississippi.

“CapEx Amount” means the amount of capital expenditures made by the Acquired Companies on or after January 1, 2018 and prior to the Closing in accordance with, and solely for the expenditures set forth in, the CapEx Budget.

“CapEx Budget” means the amount of capital expenditures planned as of the Effective Date to be made by the Acquired Companies, as set forth on Schedule 1.1(c)(i) for the periods set forth therein.

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.  § 9601 et seq., as amended.

“Claim Notice” has the meaning provided such term in 0.

“Closing” has the meaning provided such term in 0.

“Closing Date” has the meaning provided such term in 0.

“Closing Date Guaranty” has the meaning set forth in 0(iii).

“Closing Payment” has the meaning provided such term in 0.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided such term in the recitals of this Agreement.

“Company Plans” has the meaning provided such term in 0.

“Company Replacement Guaranty” has the meaning provided such term in 0(ii).

“Condemnation Value” has the meaning provided such term in 0.

“Confidentiality Agreement” means the confidentiality agreement, dated June 7, 2017, between Iberdrola, S.A. and ArcLight Capital Partners, LLC.

“Constituents of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, or words of similar import by any Environmental Law, any petroleum hydrocarbon or fraction thereof, friable asbestos, or PCBs, or any other substance to the extent the handling, storage, treatment or disposal of which is regulated under any Environmental Law.

“Contract” means any legally binding oral or written agreement, commitment, lease, guaranty, license or contract, but excluding Company Plans.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (a) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (d) under corresponding or similar provisions of any applicable foreign Laws.

“Current Assets” means the current assets of the Acquired Companies as determined in accordance with GAAP.

“Current Liabilities” means the current liabilities of the Acquired Companies as determined in accordance with GAAP, including the Assumed PTO to the extent not paid prior to the Closing pursuant to 0.

“Cushion Gas” means that portion of natural gas in the storage reservoirs of the Storage Facilities needed as permanent inventory that, in each case, provides pressure support to maintain adequate deliverability rates during those periods in which Working Gas is being withdrawn from such storage reservoirs.

“Data Site” means the electronic data site provided by Seller via Merrill Corporation and made available to Buyer and its Representatives in connection with the transactions contemplated by this Agreement.

“Derivative Contract” means any agreement, contract, or arrangement that is a swap, forward, future or option thereon, as such terms are defined under the U.S. Commodity Exchange Act (“CEA”) and related U.S. Commodity Futures Trading Commission (“CFTC”) rules, regulations, and interpretive guidance, whether exchange traded, “over-the-counter,” or otherwise.

“Direct Claim” has the meaning provided such term in 0.

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“EES Distribution” has the meaning provided such term in the recitals of this Agreement.

“EES Transactions” has the meaning provided such term in the recitals of this Agreement.

“Enstor Energy Services” has the meaning provided such term in the recitals of this Agreement.

“Enstor, Inc.” means Enstor, Inc., an Oregon corporation.

“Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of the environment, pollution, or human health (as it relates to exposure to Constituents of Concern), including CERCLA, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, as amended as of the Effective Date, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” means all Permits required by Environmental Laws for the conduct of the Business as of the Effective Date.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the Effective Date, by and between the Buyer and Buyer Parent, pursuant to which Buyer Parent has committed, subject only to the conditions set forth therein, to provide equity financing to Buyer for the purpose financing the transactions contemplated hereby (including payment by Buyer of the Purchase Price on the Closing Date) and which provides that Seller is an express third-party beneficiary thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any (i) nonqualified deferred compensation plan (as described in Section 409A of the Code, whether or not subject to Section 409A of the Code), (ii) Employee Pension Benefit Plan (as described in Section 3(2) of ERISA, whether or not subject to ERISA), (iii) Employee Welfare Benefit Plan (as described in Section 3(1) of ERISA, whether or not subject to ERISA), (iv) fringe benefit, bonus, deferred compensation, incentive compensation, stock option or other equity or equity-based compensation, severance, change in control or termination pay arrangement, or (v) other plan or arrangement providing for compensation or benefits, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not.

“Estimated CapEx Adjustment” has the meaning provided such term in 0.

“Estimated CapEx Amount” means the estimated CapEx Amount of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date, as determined by Seller for purposes of 0.

“Estimated Cash Adjustment” has the meaning provided such term in 0.

“Estimated Cash Amount” means the estimated Cash and Cash Equivalents of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date, as determined by Seller for purposes of 0.

“Estimated Working Capital” means the estimated Net Working Capital of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date, as determined by Seller for purposes of 0 in the form attached hereto as Exhibit A (which is attached hereto for illustrative purposes only).

“Estimated Working Capital Adjustment” has the meaning provided such term in 0.

“Event of Loss” has the meaning provided such term in 0.

“Excess Buyer Guaranty” has the meaning set forth in 0(iii).

“Existing Title Opinions” means the original title opinions related to the Real Property Interests of the Company, as listed and described on Schedule 4.15(b), including all supplements to such opinions.

“FERC” means the United States Federal Energy Regulatory Commission.

“FERC Gas Tariffs” means the Acquired Company’s FERC-approved Gas Tariffs relating to the Storage Facilities, as amended from time to time through the Closing Date.

“Final CapEx Amount” means the CapEx Amount of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date.

“Final Cash Amount” means the Cash Amount of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date.

“Final Closing Date Calculations” has the meaning provided such term in 0.

“Final Working Capital” means the Net Working Capital of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date.

“Final Form 8883” has the meaning provided such term in 0.

“Financial Statements” has the meaning provided such term in 0.

“Form 8883” has the meaning provided such term in 0.

“Freebird Assets, Inc.” means Freebird Assets, Inc., a Delaware corporation.

“Freebird Storage Facility” means the natural gas storage facility and related pipelines, wells and equipment known as the Freebird Storage Facility that is owned and operated by an Acquired Company and located in Lamar County, Alabama.

“Fundamental Representations” has the meaning provided such term in 0.

“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.

“Gas Inventory” has the meaning provided such term in 0.

“Governmental Authority” means any federal, state, provincial, municipal, local, domestic, foreign or similar governmental authority, regulatory or administrative agency or commission, court or arbitral body.

“Grama Ridge Storage Facility” means the natural gas storage facility and related pipelines, wells and equipment known as the Grama Ridge Storage Facility that is owned and operated by an Acquired Company and located in Lea County, New Mexico.

“Group Tax Return” means any Tax Return that includes Seller (or any of its Affiliates that are not an Acquired Company) and any of the Acquired Companies, including the Tax Return for the federal consolidated group of which Avangrid, Inc. is the common parent, and any Tax Return filed on a consolidated or combined basis for state or local Tax purposes which includes Seller (or any of its Affiliates that are not an Acquired Company) and any of the Acquired Companies.

“Guarantor Payment” has the meaning provided such term in 0.

“Houston Office Lease” means that certain Lease Agreement between Genesis Capital Partners XVII, L.P. and PPM Energy, Inc., dated July 27, 2007, as subsequently amended, and as assigned to the Company in that certain Lease Assignment between Iberdrola Renewables, LLC, formerly known as PPM Energy, Inc., and the Company, dated May 30, 2014.

“Income Taxes” means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, excess profits, minimum Tax and any Tax on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business), (d) under capital leases, (e) under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) under any acceptance, letter of credit, or similar facility, (g) for interest, prepayment penalties, premiums, late charges, and collection fees relating to any of the foregoing, (h) under any hedging, swap or similar arrangement, or (i) in the nature of guaranties of the obligations described in clauses (a) through (h) above of any other Person.

“Indemnified Party” has the meaning provided such term in 0.

“Indemnifying Party” has the meaning provided such term in 0.

“Indemnity Cap” has the meaning provided such term in 0.

“Interests” has the meaning provided such term in the recitals of this Agreement.

“IRS” means Internal Revenue Service of the United States.

“JAMS” means Judicial Arbitration and Mediation Services, Inc.

“Katy Hub Storage Facility” means the natural gas storage facility and related pipelines, wells and equipment known as the Katy Hub Storage Facility that is owned and operated by an Acquired Company and located near Katy, Texas.

“Knowledge” means with respect to (i) Seller, the actual knowledge of the individuals set forth on Schedule 1.1(d)(i), and (ii) Buyer, the actual knowledge of the individuals set forth on Schedule 1.1(d)(ii), in each case, without requirement of investigation or inquiry.

“Law” means any applicable statute, law, code, rule, regulation, ordinance, Order, common law or determination of a Governmental Authority.

“Liability” means any Indebtedness, obligation, duty or liability of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), regardless of whether such Indebtedness, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Liens” means any liens, charges, pledges, options, rights of first refusal, reversionary rights, mortgages, deeds of trust, security interests, leases, licenses, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, encroachments, hypothecations, servitudes, rights of way and other encumbrances or limitations of every type and description (including limitations on fee simple title to any interest in real property), whether imposed by law, agreement, understanding or otherwise.

“Losses” has the meaning provided such term in 0.

“Major Loss” has the meaning provided such term in 0.

“Material Adverse Effect” means any circumstance, change, event or effect that, individually or in the aggregate with all other circumstances, changes, events or effects, (a) is materially adverse to the business, operations, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole or (b) prevents, materially delays or materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement, but, in each case, shall exclude any circumstance, change, event or effect to the extent resulting or arising from:

(i)	any change in general economic conditions in the United States natural gas storage industry or any of the markets in which the Acquired Companies operate;

(ii)

any adverse change, event or effect on the global, national or any regional energy industry as a whole, including those globally, nationally or regionally impacting oil, gas or energy prices or the value of oil and gas assets;

(iii)

national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)	changes in Law, changes in GAAP, or changes in the interpretation of any such Law or GAAP;
(v)

the entry into or announcement of this Agreement, actions contemplated by this Agreement (other than any action or inaction taken by an Acquired Company or Seller that is in breach of this Agreement), or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders or employees;

(vi)	earthquakes, hurricanes, floods or other natural disasters;
(vii)	any action taken by Seller or any Acquired Company at the written request, or with the express written consent of, Buyer;
(viii)	matters to the extent reflected in Net Working Capital or Cash Amount;
(ix)	the loss of any Site Employee; or
(x)	changes or developments in U.S. or global financial or securities markets or the world or national economy in general;

other than (in the case of clause (a)) with respect to each of clauses (i), (ii), (iii), (iv) and (x), any such circumstance, change, event or effect that disproportionately affects the Acquired Companies, taken as a whole, relative to other natural gas storage companies in the regions in which the Acquired Companies operate.

“Material Contracts” has the meaning provided such term in 0.

“Mewbourne Agreements” means the Purchase and Sale Agreement between Enstor Grama Ridge Storage and Transportation, LLC and Mewbourne Oil Company, dated as of November 9, 2017, as subsequently amended, and any other agreements relating to such transaction.

“Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to (i) Current Assets as of such date minus (ii) Current Liabilities as of such date, in each case, determined in accordance with GAAP; provided, however, that in no event shall the calculation of Net Working Capital include the Gas Inventory (or other gas owned by any Acquired Company), except for Gas Inventory held as fuel, or any amounts or items included in the calculation of Cash Amount or CapEx Amount; provided, further, that, for purposes of calculating Net Working Capital, none of the following shall be included in either

Current Assets or Current Liabilities: (i) assets or liabilities of any Acquired Company relating to Income Taxes (including any deferred Tax assets or liabilities); (ii) any assets or liabilities of any Acquired Company relating to intercompany accounts;(iii) assets or liabilities repaid or eliminated at the Closing; or (iv) amounts set forth in the following Financial Statement balance sheet accounts: short term debt securities, short term interests receivable from loans and debt, current portion of debt, or notes payable.  Exhibit A sets forth an example of the calculation of Net Working Capital, and is provided for illustrative purposes only without intent to modify the terms of this definition of “Net Working Capital” or any of its constituent definitions.

“Objection Notice” has the meaning provided such term in 0.

“OpEx Budget” means the amount of expenditures planned as of the Effective Date to be made by the Acquired Companies, as set forth on Schedule 1.1(c)(ii) for the periods set forth therein.

“Order” means any order, judgment, injunction, ruling, decree, sentence, subpoena, writ, settlement, stipulation, determination or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in 0.

“Parties” means Seller and Buyer.

“Permits” means authorizations, licenses, permits, certificates, waivers or approvals issued by Governmental Authorities; provided, however, that right-of-way and similar agreements are not included in the definition of Permits.

“Permitted Liens” means:

(a)Liens and Title Exceptions set forth in the Existing Title Opinions; provided that such Liens and Title Exceptions do not, individually or in the aggregate, interfere materially with, or adversely affect, the ownership or operation of any of the Storage Facilities in the ordinary course of business as currently conducted;

(b)Liens for Taxes (i) not yet due and payable or delinquent, or (ii) if due, being contested in good faith by appropriate proceedings and (in the case of this clause (ii)) for which adequate reserves under GAAP have been established in the Financial Statements or which are included in Current Liabilities;

(c)statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments (i) being contested in good faith by appropriate proceedings, and for which adequate reserves under GAAP have been established in the Financial Statements or which are included in Current Liabilities or (ii) not yet delinquent;

(d)purchase money Liens arising by virtue of purchases made on open account and without any writing evidencing a grant of a Lien, and for which adequate reserves under GAAP have been established in the Financial Statements or which are included in Current Liabilities;

(e)restrictive covenants, easements and defects, imperfections or irregularities of title or other similar Liens (other than Liens securing Indebtedness), if any, that do not, individually or in the aggregate, interfere materially with, or adversely affect in any material respect, the ownership or operation of any of the Storage Facilities in the ordinary course of business as currently conducted;

(f)preferential purchase rights and other similar arrangements, if any, specifically identified in Schedule 4.2 and with respect to which written consents or waivers are obtained from the holders thereof for this transaction;

(g)Liens created by Buyer, or its successors and assigns;

(h)(i) all easements, surface rights-of-way, servitudes, permits, licenses, leases, other similar rights to use real property to the extent set forth on the Disclosure Schedules or shown in any title commitments made available to Buyer in the Data Site prior to the Effective Date, (ii) zoning, planning and other similar land use conditions and restrictions and (iii) all rights of Governmental Authorities to regulate properties, in each case, affecting or pertaining to, but not included in, the assets and properties of Acquired Companies or the Storage Facilities and that do not, individually or in the aggregate, interfere materially with, or adversely affect in any material respect, the ownership or operation of any of the Storage Facilities;

(i)Liens created by the express terms of any Material Contract (other than a result of a breach or delinquency); and

(j)Liens (if any) set forth on Schedule 1.1(e).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority (or any department or agency thereof) or other entity of any kind.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preliminary Settlement Statement” has the meaning provided to such term in 0.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Property Use Agreements” has the meaning provided such term in 0.

“Purchase Price” has the meaning provided such term in 0.

“Real Property Interests” has the meaning provided such term in 0.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, migrating, leaching, placing, discarding, dumping or disposing into the environment.

“Remaining Restoration Costs” has the meaning provided such term in Section 6.15(c).

“Representatives” means a Person’s directors, officers, members, managers, employees, stockholders, partners, owners, agents or advisors (including attorneys, accountants, consultants, bankers, and financial advisors).

“Restoration Costs” has the meaning provided such term in 0.

“Restricted Information” has the meaning provided such term in 0.

“Retained Names” means the names, trademarks, trade names, domain names and service marks containing or including “Iberdrola,” “Iberdrola Renewables,” “Avangrid,” “Avangrid Renewables,” and any corporate symbols and logos related thereto, all other names, trademarks, trade names, domain names, service marks and other marks of Seller and its Affiliates (other than the Acquired Companies), whether or not registered or pending, and all derivatives thereof, names and marks confusingly similar thereto and all corporate symbols and logos related thereto.

“Schedule Update” has the meaning provided such term in 0.

“Section 336(e) Election” shall have the meaning provided such term in Section 7.1(a).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller 401(k) Plan” has the meaning provided such term in 0.

“Seller Cafeteria Plan” has the meaning provided such term in 0.

“Seller Closing Certificate” has the meaning provided such term in 0.

“Seller Financial Advisors” means BNP Paribas Securities Corp.

“Seller Fundamental Representations” has the meaning provided such term in 0.

“Seller Group” means the affiliated group of entities filing a consolidated federal income Tax Return of which Seller and the Company are members (with Avangrid, Inc. being the common parent of the Seller Group).

“Seller Guaranties” means the guaranties made or issued by or on behalf of Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies listed on Schedule 6.10 under the heading “Guaranties”.

“Seller Indemnified Parties” has the meaning provided such term in 0.

“Seller LCs” means the letters of credit made or issued by or on behalf of Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies listed on Schedule 6.10 under the heading “Letters of Credit”.

“Seller Plans” has the meaning provided such term in 0.

“Seller Surety Bonds” means the surety bonds made or issued by or on behalf of Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies listed on Schedule 6.10 under the heading “Surety Bonds”.

“Site Employees” means employees whose primary employment obligations are those related to the Business and who are employed by, or whose employment will be transferred prior to the Closing to, any Acquired Company.

“State Commission” means a state agency or commission having jurisdiction over services provided by any Acquired Company from any Storage Facility.

“State Gas Tariff” means the Acquired Companies’ State Commission-approved Gas Tariffs, if any, relating to the Storage Facilities, as amended from time to time through the Closing Date.

“Storage Facilities” means the Katy Hub Storage Facility, the Grama Ridge Storage Facility, the Freebird Storage Facility and the Caledonia Storage Facility.

“Straddle Period” means any Tax period that commences on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by the Company or one or more of the other Acquired Companies.

“Subsidiary Interests” has the meaning provided such term in 0.

“Support Obligations” means any and all obligations or liabilities relating to the guaranties, letters of credit, bonds and other credit assurances of a comparable nature made or issued by or on behalf of Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies, in each case, as listed or described on Schedule 6.10, including the Seller Guaranties, the Seller LCs and the Seller Surety Bonds.

“Taking” has the meaning provided such term in 0.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, assessments, charges, duties, fees, levies, imposts or other similar charges, in each case, imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales or other business activity, use, service, occupation, ad valorem, real or personal property, recordation, bulk transfer, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes.

“Tax Abatement Agreements” means all Contracts between the Company or a Subsidiary, on the one hand, and any state, county, municipal, school or other local Governmental Authority having jurisdiction over the levy, assessment or collection of Taxes or authorized to issue industrial revenue bonds, on the other hand, which grant or purport to grant the Company or any Subsidiary any abatement of, exemption from or credit against (whether by way of a substituted fee or otherwise), any state or local income, sales, excise, use, property, ad valorem or other Taxes.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any Governmental Authority reporting or relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other agreement which obligates any Person to indemnify another party to any such agreement for Tax obligations, other than (i) agreements solely among the Acquired Companies and (ii) commercial agreements entered into in the ordinary course of business not primarily about Taxes.

“Third Party Claim” has the meaning provided such term in 0.

“Title Exceptions” means any matter, document, instrument or statement burdening, encumbering, placing in question the scope or status of, or title to, or restricting the use or enjoyment of any Real Property Interest (or the underlying real property or any Property Use Agreement associated with any such Real Property Interest), whether or not reflected on an Existing Title Opinion.

“Transaction Documents” means each of this Agreement, the Transition Services Agreement and the other agreements, certificates and instruments to be delivered hereunder.

“Transfer Taxes” has the meaning provided such term in 0.

“Transition Services Agreement” means the Transition Services Agreement between Seller and Buyer, to be entered into on or prior to the Closing Date, in substantially the form attached as Exhibit B hereto.

“Treasury Regulations” means the final and temporary regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“United States” means the United States of America.

“Waha Project” means that certain development asset held by Enstor Waha Storage and Transportation, LP, a Texas limited partnership, in respect of a natural gas storage cavern to be located in west Texas.

“WARN Act” has the meaning provided such term in 0.

“Working Gas” means the natural gas in the storage reservoirs of the Storage Facilities in excess of Cushion Gas.

Section 1.2Rules of Construction.

(a)All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The word “or” shall be disjunctive but not exclusive.  The words “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(c)Each Party acknowledges that such Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)The table of contents, headings and captions in this Agreement or in any Exhibit or Schedule are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)References to days shall mean calendar days unless otherwise specified.

(h)Reference herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.

(i)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(j)Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments, other modifications or assignments with respect thereto, or any renewal or replacement thereof.

(k)References to any Person include the successors and permitted assigns of that Person, including Governmental Authorities.

Article II.
PURCHASE AND SALE; CLOSING

Section 2.1Purchase and Sale of Interests.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Interests.

Section 2.2Consideration.  In consideration for the purchase of the Interests contemplated by 0, Buyer agrees to pay to Seller the sum of Seventy-Five Million Dollars ($75,000,000) (the “Base Purchase Price”), as adjusted:

(a)at the Closing as described in 0 and, to the extent applicable, Section 6.15; and

(b)following the Closing as described in 0 and 0.

The Base Purchase Price, as so adjusted under clauses (a) and (b) of this 0 is referred to herein as the “Purchase Price.”

Section 2.3Closing Payment.  At the Closing, Buyer shall pay to or for the account of Seller, in cash by wire transfer of immediately available funds to the payees and accounts designated by Seller, a total amount (such amount, in the aggregate, the “Closing Payment”) equal to (a) the Base Purchase Price, as adjusted by (i) the Estimated Net Working Capital Adjustment, (ii) the Estimated Cash Adjustment and (iii) the Estimated CapEx Adjustment, in each case, as provided in 0, minus (b) the aggregate net proceeds received by the Acquired Companies from the transactions pursuant to the Mewbourne Agreements.  The payees and accounts to receive any portion of the Closing Payment shall be designated by Seller in writing at least two Business Days before the Closing.

Section 2.4Adjustments to Base Purchase Price.

(a)Estimated Net Working Capital, Estimated Cash Amount and Estimated CapEx Amount.  At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer Seller’s good faith written calculations of the Estimated Working Capital Adjustment (including Estimated Working Capital), the Estimated Cash Adjustment (including Estimated Cash Amount) and the Estimated CapEx Adjustment (including Estimated CapEx Amount) (collectively, the “Preliminary Settlement Statement”), including reasonably detailed supporting calculations and records.  At the Closing, the Base Purchase Price shall be adjusted as follows:

(i)If the Estimated Working Capital is less than $423,000, then the Base Purchase Price payable at Closing will be reduced dollar-for-dollar by an amount equal to such deficiency.  If the Estimated Working Capital is greater than $423,000, then the Base Purchase Price payable at Closing will be increased dollar-for-dollar by an amount equal to such excess.  Such decrease or increase, if any, in the Base Purchase Price is referred to herein as the “Estimated Working Capital Adjustment.”

(ii)If the Estimated Cash Amount is greater than zero dollars ($0), then the Base Purchase Price payable at Closing will be increased dollar-for-dollar by an amount equal to such excess.  Such increase, if any, in the Base Purchase Price is referred to herein as the “Estimated Cash Adjustment.”

(iii)If the Estimated CapEx Amount is less than the Budgeted CapEx Amount, then the Base Purchase Price payable at Closing will be reduced dollar-for-dollar by an amount equal to such deficiency.  If the Estimated CapEx Amount is greater than the Budgeted CapEx Amount, then the Base Purchase Price payable at Closing will be increased dollar-for-dollar by an amount equal to such excess.  Such decrease or increase, if any, in the Base Purchase Price is referred to herein as the “Estimated CapEx Adjustment.”

(b)Calculation of Final Working Capital, Final Cash Amount and Final CapEx Amount.

(i)Within one-hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a calculation of the Final Working Capital, the Final Cash Amount and the Final CapEx Amount, in each case, as of the Closing Date (such calculations, collectively, the “Final Closing Date Calculations”).  Buyer shall provide Seller and its Representatives reasonable access to the records and employees of the Acquired Companies during normal business hours and shall cooperate and cause the Acquired Companies to cooperate in all reasonable respects with Seller in connection with its review of work papers and other documents and information relating to the Final Closing Date Calculations as Seller shall reasonably request and that are available to Buyer and the Acquired Companies or their independent public accountants.

(ii)Seller shall have the right to review and dispute the Final Closing Date Calculations.  If within sixty (60) days after Seller’s receipt of the Final Closing Date Calculations, Seller shall not have given written notice to Buyer of any objection, specified in reasonable detail and with reasonable supporting documentation, to the Final Closing Date Calculations (or any portion thereof) (an “Objection Notice”), then Seller shall be deemed to have accepted the Final Closing Date Calculations (or such portion thereof for which an objection was not given), which shall then be final, binding and conclusive for all purposes hereunder.  In the event that Seller gives an Objection Notice within such sixty (60)-day period, then Seller and Buyer will use all commercially reasonable efforts to resolve the disputed matter(s) within the thirty (30)-day period following the delivery of such Objection Notice, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive on the Parties.

(iii)If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreement between them with respect to the preparation of the Final Closing Date Calculations, then each Party shall deliver simultaneously to PricewaterhouseCoopers LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties) (such accounting firm, the “Accountants”) the Objection Notice and such work papers and other reports and information relating to the remaining disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants.  The Accountants shall have forty-five (45) days to carry out a review and prepare a written statement of its determination regarding only those disputed matter(s) presented to the Accountants (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter).  The determination of the Accountants will be, for all purposes, conclusive, non-appealable, final and binding upon Seller and Buyer.  Such decision will be subject to specific performance pursuant to 0, and judgment may be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, in any court of competent jurisdiction.  Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the dollar amount of disputed matters lost by Seller, on the one hand, or Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Accountants.  Each Party will bear its own fees, costs and expenses in connection with matters contemplated by this 0.

(c)Aggregate Final Adjustment Amount.  Upon determination of the Final Working Capital, the Final Cash Amount and the Final CapEx Amount in accordance with 0:

(i)if (x) the amount (the “Aggregate Final Adjustment Amount”) equal to (A) the Final Working Capital plus (B) the Final Cash Amount plus (C) the Final CapEx Amount is less than (y) the amount (the “Aggregate Estimated Adjustment Amount”) equal to (A) the Estimated Working Capital plus (B) the Estimated Cash Amount plus (C) the Estimated CapEx Amount, then Seller shall promptly, but within no more than five (5) Business Days of determination, pay to Buyer the difference on a dollar-for-dollar basis to such account(s) as directed by Buyer, by wire transfer of immediately available funds; or

(ii)if the Aggregate Final Adjustment Amount is greater than the Aggregate Estimated Adjustment Amount, then Buyer shall promptly, but within no more than five (5) Business Days of determination, pay the amount of the excess to Seller on a dollar-for-dollar basis to such account(s) as directed by Seller, by wire transfer of immediately available funds.

Section 2.5The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, on (a) the later of (i) April 2, 2018 and (ii) the first Business Day of the month immediately following the month in which all conditions to the obligations of the Parties set forth in 0 have been satisfied or waived (other than those conditions that by their nature are to occur on the Closing Date, but subject to satisfaction or waiver of such conditions) or (b) on such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).  The Closing shall be effective for all purposes as of 12:01 a.m. New York City time on the Closing Date.

Section 2.6Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)a certificate or certificates representing the Interests, duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller or otherwise sufficient to vest in Buyer good title to the Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws);

(b)to the extent certificated, the original stock or membership interest certificates of each Acquired Company other than the Company;

(c)the Seller Closing Certificate;

(d)a certificate as to the good standing (or existence) of each Acquired Company, certified dated as of a recent date by the Secretary of State (or equivalent) of such entity’s jurisdiction of organization;

(e)the Transition Services Agreement, duly executed by Seller;

(f)a certificate in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2) certifying that Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(g)written resignations of the directors and officers (or persons holding similar offices) of each Acquired Company, in each case effective at or prior to the Closing;

(h)original versions (or to the extent originals are not available, copies) of the books, records, minute books and other materials (in any form) in the possession of Seller or any of its Affiliates relating to the Acquired Companies, including payroll, financial and accounting records, intellectual property records, service and warranty records, equipment logs, litigation files and any additional similar documents; and

(i)such other agreements, documents, instruments and writings as are expressly required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or the Transition Services Agreement.

Section 2.7Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)the Closing Payment, in accordance with the terms of 0;

(b)the Buyer Closing Certificate;

(c)the Transition Services Agreement, duly executed by Buyer; and

(d)such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or the Transition Services Agreement.

Section 2.8Withholding Taxes.  Buyer shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement to Seller or to any other Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall advise Seller of any such deduction and withholding Buyer expects to make and reasonably cooperate with Seller to mitigate any such deduction and withholding to the extent permissible under applicable Law.

Article III.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date unless otherwise specified in the applicable representation and warranty, as follows:

Section 3.1Organization of Seller.  Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate authority to carry on its business as now being conducted and to own and use the properties and assets owned and used by it.

Section 3.2Authorization; Enforceability.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents have been duly and validly authorized by all necessary corporate or other entity action on the part of Seller and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement and, as of the Closing Date, the other Transaction Documents have been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Buyer, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3No Conflict; Consents.  Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the other Transaction Documents by Seller, the compliance by Seller with any of the provisions hereof or thereof and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, or the obtaining of any Permit or Order from, any Governmental Authority;

(b)violate or conflict with any Organizational Document of Seller;

(c)except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein, violate, breach or conflict with, or require any consent, notice or approval under, any Contract or Permit to which Seller is a party or by which Seller or its properties or assets are bound, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the termination of or any forfeiture or loss of a material right, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing, under any Contract or Permit to which Seller is a party or by which Seller or its properties or assets are bound or the acceleration of performance of Seller’s obligations thereunder;

(d)result in the creation or imposition of any Lien on any of the Interests; or

(e)breach or conflict with any Order binding on Seller or its assets.

Section 3.4Ownership of Interests.  Except as set forth on Schedule 3.4:

(a)Seller holds of record and owns beneficially all of the Interests in the Company, free and clear of any Liens (other than restrictions under federal and state securities Laws);

(b)Seller is not a party to any option, warrant, purchase right, or other Contract (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of the Interests; and

(c)Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Interests.

Section 3.5Litigation.

(a)There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein or prevent Seller from performing its obligations hereunder.

(b)There are no Orders binding upon Seller or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein or prevent Seller from performing its obligations hereunder.

Section 3.6Brokers’ Fees.  Except for the Seller Financial Advisors, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement either from or based upon arrangements made by Seller or any of its Affiliates.  All fees of the Seller Financial Advisors shall be paid by Seller, and no portion thereof shall be charged to or paid by any Acquired Company or Buyer.

Section 3.7Bankruptcy.  Seller is not subject to any pending bankruptcy Action and, to Seller’s Knowledge, no Action is contemplated in which Seller would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures.

Article IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date unless otherwise specified in the applicable representation and warranty, as follows:

Section 4.1Organization of the Acquired Companies.

(a)Each Acquired Company is a corporation or limited liability company, as the case may be, and is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite corporate or limited liability company power and authority to own, lease, construct, operate and maintain its properties and assets and to conduct its portion of the Business as it is now being conducted.  Each Acquired Company is duly licensed or qualified and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.  All such jurisdictions in which the Acquired Companies are organized and qualified to do business are listed in Schedule 4.1.  The Acquired Companies have no ongoing business activities, and no Liabilities, other than in connection with the Business and, prior to the Closing, the Company’s ownership of the equity interests in Enstor Energy Services.

(b)Seller has made available to Buyer in the Data Site true and complete copies of all existing Organizational Documents, as amended to date, of the Acquired Companies, and such Organizational Documents, as so amended, are in full force and effect.  No Acquired Company is in default under, or in violation of, any provision of its Organizational Documents.

Section 4.2No Conflict; Consents.  Except as set forth on Schedule 4.2, the execution and delivery of this Agreement and the other Transaction Documents by Seller, the compliance by Seller with any of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not:

(a)violate any Law applicable to any Acquired Company or require any filing with, consent, approval or authorization of, or notice to, or the obtaining of any Permit or Order from, any Governmental Authority;

(b)violate or conflict with any Organizational Document of any Acquired Company;

(c)(i) violate, breach or conflict with any Material Contract or Permit to which any Acquired Company is a party or by which any Acquired Company or its properties or assets are bound, constitute a default or give any third party any additional right (including any approval right over a “change of control” or any termination right) under, permit cancellation of, result in the termination of or any forfeiture or loss of a material right, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing, under any Material Contract or Permit or the acceleration of performance of Seller’s obligations thereunder or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, violate, breach or conflict with any other Contract to which any Acquired Company is a party or by which it is bound;

(d)result in the creation of any Lien on any of the Subsidiary Interests or any of the assets or properties of any Acquired Company (other than a Permitted Lien); or

(e)breach or conflict with any Order binding on any Acquired Company or any of the assets of any Acquired Company.

Section 4.3Capitalization.

(a)The Interests held by Seller constitute all of the issued and outstanding membership interests of the Company.  The Interests are duly authorized, validly issued and (to the extent applicable) fully paid and nonassessable, and were not issued in violation of any preemptive rights.

(b)The number and type of authorized capital stock and all other equity interests of each Acquired Company (other than the Company) are set forth on Schedule 4.3(b).  The number and type of issued and outstanding capital stock and other equity interests of each Acquired Company (other than the Company) (collectively, “Subsidiary Interests”) and the holders thereof are set forth on Schedule 4.3(b), and such issued and outstanding Subsidiary Interests are duly authorized, validly issued and (to the extent applicable) fully paid and nonassessable, and were not issued in violation of any preemptive rights.  The Subsidiary Interests represented as being owned by an Acquired Company on Schedule 4.3(b) are held, beneficially and of record, free and clear of any Liens (other than restrictions under federal and state securities Laws)

(c)Neither Seller nor any Acquired Company is party to a Contract containing any transfer restrictions, rights of first refusal, or other rights or obligations triggered upon a change of control of any Acquired Company (whether direct or indirect), in each case with respect to any Subsidiary Interests.

(d)Except as set forth on Schedule 4.3(d), there are no:

(i)outstanding membership interests, equity interests or other equity or equity-based securities of any Acquired Company other than the Interests and the Subsidiary Interests;

(ii)outstanding securities of any Acquired Company convertible into, exchangeable or exercisable for membership interests, equity interests or other securities of such Acquired Company;

(iii)authorized or outstanding options, warrants, calls, subscriptions, conversion rights or other rights, commitments, agreements, arrangement or undertakings of any kind to which any Acquired Company is a party or by which it is bound obligating such Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests or shares of capital stock or other securities of such Acquired Company or obligating such Acquired Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking;

(iv)outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any equity securities of such Acquired Company;

(v)voting trusts or other agreements or understandings to which any Acquired Company is a party or is bound with respect to the voting of the equity interest of such Acquired Company;

(vi)outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company; or

(vii)authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of shares, units or interests of any Acquired Company on any matter.

(e)Except for the Subsidiary Interests or as set forth on Schedule 0, no Acquired Company owns, directly or indirectly, any capital stock or other equity interests of any Person.

Section 4.4Litigation.  Except as set forth on Schedule 4.4, no Acquired Company:

(a)is subject to any material Order;

(b)is a party or respondent to any material Action; or

(c)to the Knowledge of Seller, has been threatened in writing with any material Action within the past two (2) years.

Section 4.5Financial Statements.  Schedule 4.5 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”):

(a)the unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2015 and December 31, 2016, and the related unaudited consolidated income statements of the Acquired Companies for the years then ended; and

(b)the unaudited consolidated balance sheet of the Acquired Companies as of the Balance Sheet Date, together with the related unaudited consolidated income statement of the Acquired Companies for the twelve-month period then ended.

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis through the periods involved, and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Acquired Companies as of, and for the periods ended on, such dates, except for normal year-end adjustments and the absence of footnotes.

Section 4.6No Undisclosed Liabilities.  None of the Acquired Companies has any Indebtedness for borrowed money or Liabilities of a nature required by GAAP to have an amount set forth on a balance sheet, except: (a) Liabilities disclosed in the Financial Statements; (b) Liabilities incurred since the Balance Sheet Date in the ordinary course of the operations of the Business, consistent with past practices; and (c) Liabilities that will be included in the calculation of Final Working Capital, Final Cash Amount or Final CapEx Amount.

Section 4.7Taxes.  Except as set forth on Schedule 4.7:

(a)all Tax Returns required to be filed by the Company or any Subsidiary have been properly and timely filed and are correct and complete in all material respects;

(b)all Taxes of the Company or any Subsidiary (whether or not shown on any Tax Return) that are due have been paid;

(c)the Financial Statements reflect the Company’s and each Subsidiary’s liabilities for unpaid Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all periods (or portions of periods) through the Balance Sheet Date;

(d)there are no Liens other than Permitted Liens on any of the assets of the Company or any Subsidiary that arose in connection with the failure to pay any Tax;

(e)there are no pending Actions for the assessment or collection of Taxes against the Company or any Subsidiary, and no adjustment relating to any Tax Return of the Company or any Subsidiary has been proposed;

(f)no Tax Returns of the Company or a Subsidiary are under audit or examination by any taxing authority;

(g)there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Company or a Subsidiary or the assessment or collection of any Tax from the Company or a Subsidiary;

(h)no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

(i)each Acquired Company, other than the Company, Enstor, Inc., and Freebird Assets, Inc., qualifies, and has since the date of its formation qualified, as disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no election has been made under Treasury Regulations Section 301.7701-3 to have any Acquired Company, other than the Company, taxed as a corporation;

(j)neither the Company nor any Subsidiary is, nor have they at any time been, a member of an affiliated group filing a consolidated federal income Tax Return for any Tax period for which the statute of limitation remains open (other than the Seller Group), nor does the Company or any Subsidiary have any liability for Taxes of any Person (other than a member of the Seller Group or any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any analogous provision of state or local Law), as a transferee or successor, under a Tax Sharing Agreement, or otherwise;

(k)the Company has delivered or made available to Buyer in the Data Site correct and complete copies of all income Tax Returns with respect to the Company and each Subsidiary for the year 2014 and each year thereafter, and of any examination reports and any written statements of deficiencies proposed to be assessed against the income or asset base of the Company or any Subsidiary that have not yet been resolved;

(l)neither the Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b);

(m)within the past two (2) years, neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code;

(n)neither the Company nor any Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise;

(o)each Acquired Company has collected or withheld all Taxes required to have been collected or withheld (including from payments made to employees, independent contractors, creditors, stockholders and other third parties) and such collected and withheld Taxes have been or will be duly paid to the proper Governmental Authority;

(p)the Company and each Subsidiary has properly collected and remitted sales, use, value added and similar Taxes with respect to sales or leases made or services provided to its customers and, to the Knowledge of Seller, have properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from such Taxes;

(q)neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing or (iv) election pursuant to Section 108(i) of the Code made prior to the Closing; and

(r)the Company elected to be classified as corporation for U.S. federal income Tax purposes effective as of April 5, 2012 and Seller is eligible to make an election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar elections under state or local Tax Law) with respect to the purchase and sale of the Interests in the Company hereunder and with respect to a resulting deemed sale of stock of Enstor, Inc. and Freebird Assets, Inc.

Section 4.8Absence of Certain Changes.  Since the Balance Sheet Date, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practices, and (b) there has not been any Material Adverse Effect.

Section 4.9Contracts.

(a)Schedule 4.9(a) lists all of the following types of Contracts in effect on the Effective Date and to which any Acquired Company is a party (all Contracts that are required to be listed on Schedule 4.9(a), together with all Property Use Agreements, being “Material Contracts”):

(i)each Contract under which any Acquired Company has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) any Indebtedness (including any letters of credit or similar facilities that are cash collateralized), (B) granted a Lien (other than a Permitted Lien) on its assets, (C) agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person (excluding trade receivables in the ordinary course of business), or (D) any indemnity, any guaranty of performance, or any agreement to provide credit support or otherwise make capital contributions, loans, or advances;

(ii)each natural gas firm storage, “park and loan” service, interruptible storage, wheeling service, firm or interruptible transportation, gathering, processing or other services Contract with customers of any Acquired Company;

(iii)each Contract involving a remaining commitment by any Acquired Company to undertake capital expenditures with respect to the Business that involve aggregate payments or receipts in excess of $100,000;

(iv)each Contract for lease of personal property involving aggregate payments or receipts in excess of $100,000;

(v)each Contract between Seller or its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand (collectively, “Affiliated Party Contracts”);

(vi)each gas purchase and sale agreement and gas lease agreement;

(vii)each gas pipeline interconnection agreement, construction agreement, facility operating and operational balancing agreement;

(viii)each Derivative Contract;

(ix)each Contract creating or evidencing a partnership or joint venture;

(x)each Contract that limits or restricts any of the Acquired Companies from (A) engaging in any business in any jurisdiction, (B) freely setting prices for products, services, or technologies (including most-favored customer pricing provisions), or (C) soliciting potential employees, consultants, contracts, or other suppliers or customers;

(xi)each Contract that involves the purchase or sale of any business, equity, or assets (other than natural gas) material to the conduct of the Business in the past five (5) years;

(xii)each Contract with a Governmental Authority;

(xiii)each Contract pursuant to which any Acquired Company assumed Liabilities or agreed to indemnify another Person for Liabilities arising under Environmental Laws, other than Contracts entered into in the ordinary course of business consistent with past practices the primary purpose of which is not the assumption or indemnification of environmental Liabilities;

(xiv)each Contract for operation or maintenance services;

(xv)each Tax Abatement Agreement; and

(xvi)each other Contract that involves aggregate payments to or from the Acquired Companies in excess of $100,000.

(b)Except as set forth in Schedule 4.9(b), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) is in full force and effect, other than those Material Contracts which expire by their terms between the Effective

Date and Closing, and represents the legal, valid and binding obligation of the Acquired Company(ies) party thereto, and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  Except as set forth in Schedule 4.9(b), neither any Acquired Company, nor, to the Knowledge of Seller, any other party, is in material breach of any Material Contract.  True and complete copies of all Material Contracts have been made available to Buyer in the Data Site.  None of Seller, the Acquired Companies or any of their respective Affiliates has received written notice of any intention to terminate any of the Material Contracts.

(c)All Material Contracts are in compliance with the terms and provisions of the Applicable Gas Tariffs.

Section 4.10Employee Matters.

(a)Except as set forth in Schedule 4.10(a), none of the Acquired Companies maintains any ERISA Plans or other material employee compensation or benefit plans, programs, arrangements, Contracts or schemes with respect to which any Acquired Company has any Liability to contribute or that are maintained, contributed to or sponsored by any Acquired Company (collectively, “Company Plans”).

(b)Except as would not reasonably be expected to result in any material Liability to the Acquired Companies, each ERISA Plan maintained or sponsored by Seller and its Affiliates for the benefit of the Site Employees has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any such ERISA Plans have been made or properly accrued.  There does not now exist, nor do any present circumstances exist with respect to Seller, any Acquired Company or its or their ERISA Affiliates (as defined below) that could result in any Controlled Group Liability of Seller, an Acquired Company or any trade or business (whether or not incorporated) that is treated as a single employer with an Acquired Company or Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code (each an “ERISA Affiliate”) that would be, or could become, a Liability of an Acquired Company or Buyer as of the Effective Date or following the Closing.

(c)No Acquired Company nor any ERISA Affiliate contributes to or has ever contributed to, or been required to contribute to, any multiple employer plan or “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA) or has any Liability (including, withdrawal liability) under a multiemployer plan, or has any Liability with respect to a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) in any case for which an Acquired Company or Buyer will have any Liability after the Closing.

(d)As to any ERISA Plan providing benefits to a Site Employee intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to Seller’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such ERISA Plan.

(e)To Seller’s Knowledge, except as set forth on Schedule 0, no ERISA Plan or any other arrangement providing benefits to a Site Employee provides any of the following retiree or post-employment benefits: medical, disability (other than disability benefits relating to a disability occurring during relevant employment) or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement.

(f)Except as set forth on Schedule 4.10(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will, alone or together with any other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Site Employee; (ii) materially increase any compensation or benefits otherwise payable by an Acquired Company; (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Company Plan; or (iv) result in payments or benefits that will be made by an Acquired Company that would not be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g)Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which an Acquired Company is a party, or under which a Site Employee has rights, complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  The Company is under no obligation to gross up any taxes under Section 409A of the Code.

(h)Schedule 4.10(h) is a true and complete list of the names and positions of all Site Employees.

Section 4.11Environmental Matters.

(a)Except as set forth on Schedule 4.11:

(i)Each of the Acquired Companies is, and has been for the past five (5) years, in compliance in all material respects with all Environmental Laws, and the Acquired Companies possess and are in compliance in all material respects with all Environmental Permits required for each Acquired Company to own and operate the Business as it is currently conducted.  Schedule 4.11(a)(i) sets forth a list of all Environmental Permits that have been obtained by the Acquired Companies, or any of them, as of the Effective Date, as well as those for which the Acquired Companies, or any of them, has applied as of the Effective Date.  All such Environmental Permits are in full force and effect, and there are no Actions pending or, to the Knowledge of Seller, threatened seeking to revoke, cancel, suspend, or adversely modify any such Environmental Permit.  All applications required to have been filed for the renewal of all such Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority, the Acquired Companies have met all material applicable regulatory and certificate conditions (including the filing of all annual and other periodic reports) and have complied with and made all material necessary reporting and filings, and, to the Knowledge of Seller, all necessary records pertaining to such Environmental Permits have been retained;

(ii)None of the Acquired Companies is subject to any outstanding Order from, or any written agreement with, any Governmental Authority under any Environmental Laws requiring remediation or removal of any known past or ongoing Release of Constituents of Concern or the payment of any material fine or penalty in connection with any past or ongoing Release of Constituents of Concern, and to the Knowledge of Seller, no such Order, agreement, fine or penalty is threatened or alleged in writing.  To the Knowledge of Seller, except as would not be material to the Acquired Companies, no Release of Constituents of Concern has occurred at the Storage Facilities that has given or would reasonably be expected to require remediation and removal or result in an Order or a fine or penalty;

(iii)None of the Acquired Companies is subject to any Action that is pending or, to the Knowledge of Seller, threatened in writing, alleging that an Acquired Company has failed to comply in any material respect with or is subject to material Liability under any Environmental Law; and

(b)Schedule 4.11(b) lists all Phase I and Phase II environmental site assessment reports and all reports pertaining to violations of or liabilities under Environmental Laws, in each case, prepared by or on behalf of Seller or its Affiliates regarding any Storage Facility which, in each case, are in the possession of Seller or the Acquired Companies, and all of which have been made available in the Data Site.

Section 4.12Compliance with Laws; Permits.

(a)Except as set forth on Schedule 4.12(a), each Acquired Company is, and has been at all times during the past five (5) years, in compliance in all material respects with all Laws, Permits and Orders applicable to the Acquired Companies, their operations and assets and to the Business, and none of Seller, its Affiliates, or the Acquired Companies has received written notification of any asserted past or present failure to comply with any Laws, Permits or Orders applicable to the Acquired Companies, their operations or assets or to the Business.  Notwithstanding any provision in this 0 (or any other provision of this Agreement) to the contrary, 0 and 0 shall be the exclusive representations and warranties with respect to compliance with Tax Laws and Environmental Laws, respectively, and no other representations or warranties are made with respect to such matters pursuant to this 0.

(b)Each Acquired Company possesses, and is in compliance in all material respects with all terms and conditions of, all Permits necessary for such Acquired Company to own, lease, construct, operate and maintain its assets and lawfully operate the Business as it is currently conducted, all of which are in full force and effect, true and complete copies of which have previously been made available to Buyer in the Data Site.  Schedule 4.12(b) lists all such Permits possessed by the Acquired Companies.  No suspension, cancellation, revocation, termination or materially adverse modification of any such Permit is pending or, to Seller’s Knowledge, threatened.  All applications required to have been filed for the renewal of all such Permits have been duly filed on a timely basis with the appropriate Governmental Authority, the Acquired Companies have met all material applicable regulatory and certificate conditions (including the filing of all annual and other periodic reports) and have complied with and made all material necessary reporting and filings, and all necessary records pertaining to such Permits have been retained.

Section 4.13Insurance.  Schedule 4.13 lists and contains a summary description of all material current policies of property, fire and casualty, general liability, title, workers’ compensation and other forms of insurance that directly insure any Acquired Company or any of its assets or the operation of the Business, regardless of whether such insurance is carried by Seller, an Affiliate of Seller or an Acquired Company (collectively, the “Policies”).  As of the Effective Date, all Policies, including for property, fire and casualty, general liability, title, workers’ compensation and other forms of insurance, are in full force and effect, all premiums with respect thereto have been timely paid, and no written notice of cancellation or termination has been received with respect to any such Policy which was not replaced on substantially similar terms prior to the date of such cancellation.  To the Knowledge of Seller, there is no claim under any such Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof within the past five (5) years.

Section 4.14Labor Relations; Employment Matters. No Acquired Company:

(a)is a party to, and no Site Employees are covered by, any collective bargaining agreement or other labor union contract, and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities involving Site Employees seeking recognition of a collective bargaining unit;

(b)is subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened between an Acquired Company and any Person or involving Site Employees;

(c)is delinquent in payments to the Site Employees for any material wages (including overtime pay), salaries, commissions, bonuses or other compensation, and no Site Employee has made a material claim or, to the Knowledge of Seller, threatened to make a material claim, against an Acquired Company with respect to any such wages (including overtime pay), salaries, commissions, bonuses or other compensation;

(d)has any material Liability with respect to any misclassification of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages; or

(e)has taken any action with respect to the transactions contemplated by this Agreement that would reasonably be expected to constitute a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment Retraining Notification (WARN) Act of 1989.

Section 4.15Properties and Related Matters.

(a)Schedule 4.15(a) lists all of the Acquired Companies’ material agreements (including documents conveying or creating and granting real property interests to an Acquired Company), with respect to ownership interests in, and rights to use, real property (including surface, sub-surface and mineral rights, and any material waiver, encroachment, consent, crossing or similar rights related to any such ownership interests in, and rights to use, such real property) relating to the operation of the Business as currently conducted (collectively, “Property Use Agreements,” and the Acquired Companies’ rights thereunder, the “Real Property Interests”).

(b)The Existing Title Opinions are listed on Schedule 4.15(b).  Seller has made available to Buyer in the Data Site true, complete and correct copies of (i) all Property Use Agreements, (ii) all Existing Title Opinions and (iii) and all other reports, title insurance policies, title opinions and surveys that are in the possession of the Company, any Subsidiary or Seller and that relate to any of the Real Property Interests.

(c)No claim has been made, and to the Knowledge of Seller, no claim has been threatened or asserted, by any third party that any Acquired Company does not possess the legal right to use any material real property currently used in connection with the Business in the manner or for the purpose for which it is being used.

(d)Except as set forth on Schedule 4.15(d), the Acquired Companies have good and valid record and indefeasible title to, and are the lawful owners of, all of the Real Property Interests free and clear of all Liens other than the Permitted Liens.

(e)There is no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceeding with respect to any of the Storage Facilities.

(f)To the Knowledge of Seller, all of the Real Property Interests (including subsurface storage areas) pursuant to the Property Use Agreements and the improvements located thereon owned, leased or otherwise granted to or held by the Acquired Companies do not encroach in any material respect upon any easements, rights-of-way, or the property of others, subject to Permitted Liens, and, to the Knowledge of Seller, there are no encroachments in any material respect onto the real property subject to the Real Property Interests from the real property of others.  To the Knowledge of Seller, all pipelines and appurtenant facilities related to the Storage Facilities, to the extent located on lands owned by third parties, are covered by recorded easements, rights-of-way or similar instruments or leasehold rights in favor of the Acquired Companies.  Except as set forth on Schedule 4.15(f), none of the Acquired Companies has granted any assignment, lease, license, sublease, easement, concession or other agreement (written or oral) granting to any Person the right to possess, use, or occupy the Real Property Interests of the Acquired Companies, except (i) Permitted Liens, (ii) as may be granted to or reserved pursuant to any instrument creating its interest in such real property, or (iii) for purposes related to the development, construction, operation, or maintenance of the Storage Facilities or other assets of the Acquired Companies.

(g)(i) All wells drilled in connection with the Storage Facilities or the Business have  been drilled, completed, operated and maintained in compliance in all material respects with all applicable Laws and Permits, and all such wells currently in operation are in an operable state of repair adequate to maintain normal operations in accordance with past practices and (ii) except as set forth on Schedule 4.15(g)(ii), and except for wells that are owned and operated by a Person other than Seller or any of its Affiliates and that do not penetrate the geological formations in which the Storage Facilities are located, to Seller’s Knowledge, there are no wells located on the real property of any Acquired Company that are required by applicable Law or Permit to be plugged and abandoned that have not been plugged and abandoned in accordance with such applicable Law or Permit.

Section 4.16Intellectual Property.

(a)Schedule 4.16(a) sets forth a true and complete list of all of the patents, trademarks, registered copyrights, and domain names, and pending applications for any of the foregoing, owned by the Acquired Companies as of the Effective Date.

(b)One of the Acquired Companies is the sole and exclusive owner of all such items, free and clear of all Liens other than Permitted Liens and except as set forth on Schedule 4.16(b).

(c)The Acquired Companies own or possess adequate licenses or other valid rights to use all material patents, trademarks, copyrights, and other intellectual property rights used or held for use in connection with the Business as currently being conducted, and the Company has not received any written assertions or claims that challenge the validity of any of the foregoing.  Notwithstanding the foregoing, it is understood that the Acquired Companies receive certain information technology support (other than the Acquired IT) from Seller or its Affiliates (other than the Acquired Companies) and the foregoing will not be deemed a representation that the Acquired Companies will be entitled to such information technology support (other than the Acquired IT) after Closing.

(d)To the Knowledge of Seller, within the past five (5) years, no Acquired Company has infringed or misappropriated the patent, trademark, copyright or other intellectual property rights of any Person and no Acquired Company has received any written notice of any claim of such infringement or misappropriation during such time period.  To the Knowledge of Seller, no Person is infringing the patent, trademark or other intellectual property rights of any Acquired Company.

Section 4.17Title to Properties.  Except as set forth on Schedule 4.17, the Acquired Companies have good and valid record and indefeasible title to, are the lawful owners of, or have a valid leasehold interest in, all of the material rights, properties and assets (other than the Real Property Interests, which are addressed by the representations and warranties in 0, but including the Acquired IT), tangible or intangible, used or held for use in connection with their respective Businesses, in each case, free and clear of all Liens, except for (a) properties and assets sold or otherwise disposed of, and rights expiring or terminating, in the ordinary course of business consistent with past practices and not in violation of this Agreement during the period from the Effective Date until the Closing Date, and (b) Permitted Liens.

Section 4.18Condition and Sufficiency of Assets.

(a)Except as set forth on Schedule 4.18(a), all of the tangible material assets (for the avoidance of doubt, excluding IT systems and software other than the Acquired IT) used or held for use by the Acquired Companies (other than the Real Property Interests, which are addressed by the representations and warranties in 0), whether owned or leased, (i) have been reasonably maintained consistent in all material respects with standards generally followed in the industry and are in a condition sufficient for the current operating business of the Acquired Companies, and (ii) other than the assets held by Enstor Waha Storage and Transportation, LP or otherwise relating to the Waha Project, are adequate and suitable for their present and currently intended uses and are free from defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations in any material respect.

(b)The information technology systems and software listed on Schedule 4.18(b) are owned or licensed by the Acquired Companies (collectively, the “Acquired IT”).

(c)The assets and properties owned or leased by the Acquired Companies, or that they otherwise have the right to use, when aggregated with the services that Buyer is entitled to receive after Closing under the Transition Services Agreement, constitute all the tangible assets and properties that are required or necessary in connection with the conduct of the Business as it is presently conducted; provided, however, that certain information technology-related services and licenses (other than the Acquired IT) required to conduct the Business as presently conducted are provided by Seller or its Affiliates (other than the Acquired Companies) and are not included in the transaction contemplated hereunder except to the extent provided pursuant to the Transition Services Agreement.

Section 4.19Bank Accounts and Powers of Attorney.  Schedule 4.19 lists and identifies by bank, account number and authorized signatories all bank accounts, safety deposit boxes and lock boxes maintained by any Acquired Company.  Except as set forth in Schedule 4.19, no Person has been given any revocable or irrevocable power of attorney or similar grant of authority relating to the Business for any purpose whatsoever.

Section 4.20Officers and Managers.  Schedule 4.20 lists by name and title all directors, managers and officers of each Acquired Company.

Section 4.21Affiliated Party Transactions.  Except as evidenced by the Affiliated Party Contracts listed on Schedule 4.9 or as set forth on Schedule 4.21:

(a)there are no Contracts relating to any transaction for the provision of services (or otherwise providing for the payment of monies), excepting ordinary employment and related compensation arrangements between any Acquired Company, on the one hand, and (i) Seller or any of its Affiliates (other than the Acquired Companies) or (ii) any officers, managers, directors, employees, members or partners of any Acquired Company, Seller or any of their respective Affiliates, on the other hand;

(b)no Acquired Company is indebted (excluding compensatory and expense reimbursement arrangements), directly or indirectly, to (i) any officers, managers, directors, employees, members or partners of any Acquired Company, Seller or any of their respective Affiliates, or (ii) any other Acquired Company or Seller or to any of their respective Affiliates, in any amount whatsoever; and

(c)none of the officers, directors, managers, employees of any Acquired Company or Seller, nor any of their respective Affiliates, is indebted to any Acquired Company or has any interest in any real or personal property used in the Business.

Section 4.22Brokers’ Fees.  Except for the Seller Financial Advisors, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement either from or based upon arrangements made by any Acquired Company.  All fees of the Seller Financial Advisors shall be paid by Seller, and no portion thereof shall be charged to or paid by any Acquired Company or Buyer.

Section 4.23Gas Inventory.

(a)The Acquired Companies have (and at the Closing will have, subject to the Schedule Update delivered pursuant to the last sentence of this Section 4.23(a)) physical possession and custody of a quantity of natural gas in the Storage Facilities (in each case measured on an mmbtu basis) equal to (i) the quantity of owned Cushion Gas set forth under Column A in Schedule 4.23(a), plus (ii) the quantity of natural gas that must be delivered to customers (including to Seller and its Affiliates) in order to satisfy the Acquired Companies’ obligations for delivery of natural gas set forth under Column B in Schedule 4.23(a) and broken down by type of agreement and volume, plus (iii) the quantity of natural gas owned by the Acquired Companies and held as fuel set forth under Column C in Schedule 4.23(a), including the net quantity of natural gas from unconsumed (or overconsumed) in-kind fuel payments or retention (a positive quantity when unconsumed and a negative quantity when overconsumed), plus (iv) the quantity of natural gas currently owed to the Acquired Companies or owed by the Acquired Companies as a result of an operational balancing agreement set forth under Column D in Schedule 4.23(a) (a positive quantity when owed to the Company and a negative quantity when owed by the Acquired Companies) (collectively, the “Gas Inventory”).  Attached as Schedule 4.23(a) is an accurate and complete list of the Gas Inventory, broken down by categories of the volumes of natural gas, in each of the Storage Facilities as of the close of business on the Business Date immediately preceding the Effective Date.  At or prior to Closing, Seller shall provide Buyer with an updated Schedule 4.23(a) reflecting the quantities of natural gas as of close of business on the Business Day immediately preceding the Closing Date.

(b)The Acquired Companies own, as of the close of business on the Business Day immediately preceding the Effective Date, a quantity of natural gas (in each case measured on an mmbtu basis) equal to (i) the quantity of owned Cushion Gas set forth under Column A in Schedule 4.23(a) on the date hereof and (ii) the quantity of natural gas held as fuel set forth under Column C in Schedule 4.23(a) on the date hereof.  The Acquired Companies will own, as of the close of business on the Business Day immediately preceding the Closing Date, a quantity of natural gas (in each case measured on an mmbtu basis) equal to (x) the quantity of owned Cushion Gas set forth under Column A in Schedule 4.23(a) delivered pursuant to the last sentence of Section 4.23(a) and (y) the quantity of natural gas held as fuel set forth under Column C in Schedule 4.23(a) delivered pursuant to the last sentence of Section 4.23(a).

Section 4.24Customers.  Schedule 4.24 sets forth a complete and accurate list of all of the customers for tariff services of the Acquired Companies for the past two (2) years, as well as the dollar amounts of such sales.

Section 4.25Books and Records.  The Acquired Companies (a) make and keep books, records and accounts reflecting their assets and Liabilities and that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Acquired Companies, and (b) maintain systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the Acquired Companies’ consolidated financial statements in conformity with GAAP and to maintain accountability for assets, except in each case, that would not reasonably be expected to have a Material Adverse Effect.

Section 4.26Bankruptcy.  None of the Acquired Companies are subject to any pending bankruptcy Action and, to the Knowledge of Seller, no Action is contemplated in which any Acquired Company would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures.

Section 4.27Exclusive Representations and Warranties.  Except for the representations and warranties contained in 0 and this 0 (in each case, as modified by the Disclosure Schedules) or the other Transaction Documents, neither Seller nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Seller, the Acquired Companies or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, express or implied, whether made by Seller or any other Person.

Article V.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller, as of the Effective Date and as of the Closing Date unless otherwise specified in the applicable representation and warranty, as follows:

Section 5.1Organization of Buyer.  Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, as applicable.

Section 5.2Authorization; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform all obligations to be performed by it hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or the other Transaction Documents.  This Agreement and, as of the Closing Date, the other Transaction Documents have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Seller, constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3No Conflict; Consents.  Except as set forth on Schedule 5.3, the execution and delivery of this Agreement and the other Transaction Documents by Buyer, the compliance by Buyer with any of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)violate or conflict with any Organizational Document of Buyer;

(c)except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to complete the transactions contemplated herein, breach or conflict with any Contract to which Buyer is a party or by which it is bound; or

(d)breach or conflict with any Order binding on Buyer or its assets.

Section 5.4Litigation.

(a)There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to complete the transactions contemplated herein.

(b)There are no Orders binding upon Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to complete the transactions contemplated herein.

Section 5.5Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

Section 5.6Financial Ability.  Buyer has, or at the Closing will have, through a combination of its cash balances and proceeds to be delivered under the Equity Commitment Letter, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Buyer has delivered to Seller a true and complete copy of the executed Equity Commitment Letter.  The Equity Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement.  Neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Purchase Price or transactions contemplated by this Agreement that could affect the availability of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date, other than as set forth in the Equity Commitment Letter.  The commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect.  The Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Buyer and, to the Buyer’s Knowledge, each other party thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under the Equity Commitment Letter.  The Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Equity Commitment Letter.

Section 5.7Securities Law Compliance.  Buyer:

(a)is acquiring the Interests for its own account and not with a view to their distribution;

(b)has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof; and

(c)understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws the Interests may be resold without registration under such laws only in certain circumstances.

Section 5.8Buyer’s Independent Investigation.  Buyer and its Representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Acquired Companies.  Except for the representations and warranties made by Seller relating to the Acquired Companies in this Agreement or in any certificate or written statement furnished or to be furnished to Buyer pursuant to this Agreement, Buyer acknowledges that:

(a)Buyer has been afforded access to and the opportunity to inspect the Acquired Companies, the Business, and all other due diligence materials; and

(b)Buyer has inspected the Acquired Companies and its Business and all other due diligence materials, in each case to the extent Buyer deems necessary or advisable in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 5.9Exclusive Representations and Warranties. Buyer acknowledges that except for the representations and warranties contained in Article III with respect to Seller, Article IV with respect to the Acquired Companies (in each case, as modified by the Disclosure Schedules), the other Transaction Documents, and any certificate or written statement furnished or to be furnished to Buyer hereunder or thereunder, none of Seller, the Acquired Companies or any other Person on their behalf makes any other express or implied representation or warranty with respect to Seller, the Acquired Companies or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or any other Person.

Article VI.
COVENANTS

Section 6.1Conduct of Business.  Except as set forth in Schedule 6.1 or specifically required by this Agreement:

(a)From the Effective Date through the Closing, Seller shall cause each Acquired Company to operate the Business in the ordinary course, consistent with past practices.  Without limiting the generality or effect of the foregoing, from the Effective Date through the Closing, Seller shall cause each Acquired Company to (i) use its commercially reasonably efforts to operate and maintain its properties and assets in the ordinary course of business, (ii) comply in all material respects with all applicable Laws, Permits and Orders, (iii) use commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers and others having business relationships with it, in each case in all material respects and (iv) maintain the books and records of the Acquired Companies consistent with past practices.

(b)Without limiting the generality or effect of 0, prior to the Closing, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not (with respect to the Acquired Companies) and shall not permit any Acquired Company to:

(i)(A) amend the Organizational Documents of any Acquired Company, (B) split, combine or reclassify the outstanding equity interests of any Acquired Company, (C) declare, set aside or pay any distribution payable in stock or property (other than cash) in respect of any equity interests of any Acquired Company, (D) repurchase, redeem or otherwise acquire any Acquired Company’s equity interests, or any securities convertible into or exchangeable or exercisable for any of such equity interests or (E) transfer, sell or otherwise dispose of (other than to an Acquired Company) or redeem, repurchase, or otherwise acquire, directly or indirectly, any of the Interest or the equity interests in the Subsidiaries;

(ii)adopt a plan to completely or partially liquidate, dissolve, restructure, recapitalize or otherwise wind up the business of any Acquired Company or fail to maintain the limited liability company existence of any Acquired Company;

(iii)change the accounting methods, policies or practices in any material respect used by the Acquired Companies except as required by applicable Law or GAAP;

(iv)sell, assign, transfer, lease or otherwise dispose of or pledge, mortgage or subject to any Lien (other than any Permitted Lien) any properties or assets (other than (x) excess or obsolete inventory and equipment or immaterial interests in real property, in each case, sold, assigned, leased, subleased or otherwise disposed of in the ordinary course of business consistent with past practices and (y) for the avoidance of doubt, any distribution of Cash and Cash Equivalents prior to the Closing);

(v)issue or sell any equity interests (other than in the connection with the conversion of intercompany debt into equity) in, or any notes, bonds or other securities of, any Acquired Company, or any option, warrant or right to acquire same;

(vi)(A) amend, modify, waive any material right under or terminate (other than by completion thereof) any existing Material Contract or (B) enter into any new Contract that would be a Material Contract, except that the Acquired Companies may enter into agreements of the type described in 0 and 0 in the ordinary course of business, consistent with past practices, provided that the term of any such Contract does not exceed 12 months and such Contract does not involve annualized payments in excess of $1,000,000;

(vii)make any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate, other than (x) in accordance with the CapEx Budget or the OpEx Budget, as applicable; provided that no capital expenditure in accordance with the CapEx Budget or the OpEx Budget shall exceed $1,000,000 individually or (y) reasonable capital expenditures in connection with any emergency events affecting any Acquired Company;

(viii)incur, assume or guarantee any Indebtedness, other than (A) intercompany debt in the ordinary course of business, consistent with past practice, that is to be converted to equity prior to Closing, (B) indebtedness solely among the Acquired Companies and (C) Indebtedness that is included in the determination of Net Working Capital;

(ix)initiate, commence or settle any Action related to the Acquired Companies, other than with respect to any Action that would not reasonably be expected to result in payments to or from the Acquired Companies in excess of $100,000 individually or $250,000 in the aggregate;

(x)amend or apply to amend any Applicable Gas Tariff except pursuant to its applications on file with FERC or any State Commission as of the Effective Date;

(xi)with respect to any Acquired Company, merge or consolidate with, or purchase substantially all of the assets or business of, or any equity interests in, or make an investment in any Person (other than investments in any other Acquired Company) or enter into any joint venture, partnership or similar arrangement;

(xii)hire or materially increase the compensation (except in the ordinary course of business consistent with past practices with respect to non-management level employees) or severance entitlements of any employee of the Acquired Companies; provided that nothing in this Agreement shall prohibit the transfer of the Site Employees to an Acquired Company;

(xiii)terminate (except for cause) the employment of any Site Employee or transfer a Site Employee to an entity other than an Acquired Company;

(xiv)except as may be required by the terms of an employment agreement or Company Plan as in effect on the Effective Date, grant any severance or termination pay to, or enter into or materially amend any employment, bonus or severance agreement with, any manager, director or officer of any of the Acquired Companies;

(xv)cause any Acquired Company to adopt any new Company Plans;

(xvi)cancel any Indebtedness owed to the Acquired Companies (other than intercompany debt in connection with the transactions contemplated hereby);

(xvii)cause any Acquired Company to advance any credit or make any loans, advances, or capital contributions to any other Person (other than intercompany debt and extensions of credit to customers in the ordinary course of business);

(xviii)cause any Acquired Company to engage in any new line of business;

(xix)fail to maintain any insurance coverage of the Acquired Companies and their assets and the operation of the Business substantially equivalent to the insurance coverage in effect as of the Effective Date, regardless of whether such insurance is carried by Seller, an Affiliate of Seller or any of the Acquired Companies;

(xx)amend or modify, in each case, in any material respect, fail to renew, allow to lapse or terminate any material Permit;

(xxi)sell, transfer or otherwise dispose of any Cushion Gas;

(xxii)with respect to any Acquired Company, (A) adopt or change any material Tax accounting method, (B) make, change or revoke any material Tax election, (C) enter into any material Tax Sharing Agreements, (D) settle or compromise any material claim or assessment in respect of any Tax or (E) consent to any extension or waiver of the limitations period applicable to any material claim or assessment in respect of any Tax; or

(xxiii)agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2Access.

(a)(i)From the Effective Date through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, contracts and records relating to, and appropriate officers and employees of, the Acquired Companies and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Acquired Companies as Buyer and such Representatives may reasonably request.  Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations that take place on site, at the Storage Facilities or at the offices of Seller.  Additionally, unless and until the Closing occurs, Buyer shall hold in confidence all such information on the terms, to the extent and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids.  Buyer acknowledges that all such information being provided pursuant to this 0 is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(ii)Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigations on or about any property, real or personal, of the Acquired Companies without the prior written consent of Seller (in Seller’s sole discretion) and without a representative of Seller being present.

(iii)Buyer shall not contact or have access to any supplier, contractor or consultant of any of the Acquired Companies without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) and without a representative of Seller being present.

(iv)Notwithstanding any restriction in the Confidentiality Agreement, Buyer and its Affiliates shall have the right to contact, after the third (3rd) Business Day following the Effective Date, and Seller shall afford Buyer and its Affiliates access to, any customer of the Acquired Companies; provided, that, prior to the Closing, Buyer shall inform Seller on a weekly basis of the customers that Buyer has contacted during such week.

(b)Buyer shall indemnify the Seller Indemnified Parties and save them harmless, effective as and from the Effective Date, from and against any Losses that the Seller Indemnified Parties shall suffer or incur, or that may be made or brought against any of them, as a result of, relating to, or arising out of any injury to the person or property of Buyer or its Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of the Company or any Subsidiary conducted under this 0.  THE INDEMNIFICATION PROVISIONS IN THIS 0 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AN ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

Section 6.3Third Party Approvals.

(a)Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to (i) obtain all consents and approvals of third parties, including from Governmental Authorities and the counterparties to the Contracts listed on Schedule 4.2, that any of Buyer, Seller, the Acquired Companies or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, and (ii) cause each of the other conditions to their respective obligations specified in 0 to be satisfied at or before the Closing.  The obligations of the Parties under this 0 shall include (i) preparing and filing as soon as practicable all such filings or consents with or from any Governmental Authority or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (ii) assuring that all such filings are in material compliance with the requirements of applicable Law, (iii) making available to the other Party such information as the other Party may reasonably request in order to complete such filings or to respond to information requests by any relevant Governmental Authorities, (iv) cooperating with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such Governmental Authority under any antitrust Laws with respect to any such filings or the transactions contemplated hereby, (v) using commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence between the Parties or their Affiliates, on the one hand, and any Governmental Authority (or members of their respective staffs), on the other hand, with respect to the transactions contemplated hereby, (vi) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Authority, (vii) pursuing the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority, (viii) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement and (ix) using commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably advisable to consummate and make effective the transactions contemplated hereby.

(b)Notwithstanding anything to the contrary herein, Buyer and its Affiliates shall have no obligation to (i) propose, negotiate, offer to commit and effect (and, if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement, the sale, divestiture or disposition of any assets or businesses of the Company or any of its Subsidiaries or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) terminate any existing relationships and contractual rights and obligations; or (iii) offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of the Company or any of its Subsidiaries or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses).  Seller shall not agree to any divestitures or limitations on the transactions contemplated by this Agreement or on any Party or to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions at the behest of any Governmental Authority without the prior written consent of Buyer.

Section 6.4Employee Matters.

(a)As of the Closing Date, the Site Employees shall cease participating as active employees in all of the ERISA Plans maintained or sponsored by Seller and its Affiliates other than the Company Plans (the “Seller Plans”) and shall commence participation in the employee benefit plans of or to be established by Buyer or Buyer’s designated employer (“Buyer Plans”).  In the event that Buyer Plans providing medical, dental and/or vision insurance coverage are not established as of the Closing Date, Buyer and Seller will reasonably cooperate, at Buyer’s sole cost and expense, to take such actions as are necessary to avoid, for up to two (2) months following the Closing, a lapse in medical, dental and/or vision coverage, as applicable, for Site Employees who remain employed with the Company following the Closing Date (and their covered dependents).  For the avoidance of doubt, Buyer will be solely responsible for all costs and expenses associated with medical, dental and/or vision coverage for Site Employees (and their covered dependents) from and after the Closing Date, but in any case limited to the portion of the applicable premium expense paid by the employer and employee (provided that Buyer may collect such employee proration from the applicable employee), whether provided or facilitated by the Seller or the Seller Plans, and Buyer will indemnify and hold the Seller harmless from and against any such cost, expense or Liability incurred by Seller and its Affiliates in connection with such coverage.  Upon the establishment of the Buyer Plans providing medical, dental and vision insurance coverage, Buyer and the Buyer Plans shall be solely responsible for the provision of any COBRA continuation coverage for any Site Employee whose employment is terminated on or after the Closing Date (and his or her covered dependents).  Prior to the Closing Date, Seller shall pay to each Site Employee an amount in full settlement of such Site Employee’s accrued but unused vacation or paid time off as of the Closing Date, except to the extent that such accrued but unused vacation or paid time off is reflected as a Current Liability in the calculation of Net Working Capital at the Closing Date (the “Assumed PTO”). Prior to the Closing, Seller will provide Buyer with a schedule setting forth the amount of Assumed PTO, if any, for each Site Employee.  From and after the Closing, the Company and its Subsidiaries shall be responsible for and shall indemnify and hold Seller and its Affiliates harmless from and against all Liabilities to or with respect to the Site Employees, whether incurred before, on or after the Closing Date (including, for the avoidance of doubt,

Liabilities attributable to the Assumed PTO), excepting only Liabilities under the Seller Plans.  For the avoidance of doubt, Seller shall continue to be responsible for and shall indemnify and hold Buyer harmless from and against all Controlled Group Liability associated with Seller Plans and Liabilities under or with respect to Seller Plans related to retiree medical benefits or other retiree welfare benefits. Subject to Buyer’s right to terminate Site Employees after the Closing, Buyer shall provide, or cause to be provided, for a period of one hundred eighty (180) days following the Closing Date or such longer period of time required by applicable Law, to each of the Site Employees, salary, wages (taking into consideration geographic differences), severance benefits, payment of accrued but unused vacation and paid time off upon termination, and a cost-sharing split between employee and employer for health insurance premium payments, in each case, that are no less favorable than those provided to such Site Employee immediately prior to the Closing (provided that such information has been made available to Buyer through the Data Site prior to the Effective Date).

(b)Buyer and Seller agree (i) that, with respect to any Site Employee whose employment is terminated within one hundred eighty (180) days after the Closing, Buyer shall pay to such Site Employee an amount of severance pay equal to the greater of (x) the amount described on Schedule 6.4(b) or (y) in the event the termination of the Site Employees triggers any obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any state law equivalent (collectively, the “WARN Act”), continuation of base pay and, to the extent required under the WARN Act, other employee compensation and benefit entitlements for a period of sixty (60) days (the aggregate severance paid to the Site Employees pursuant to this 0, the “Aggregate Severance Liability”) and (ii) that Seller shall be responsible for and pay to or for the account of Buyer (or Buyer’s designated employer), in cash by wire transfer of immediately available funds to the payees and accounts designated by Buyer, within five (5) Business Days of receipt of an invoice therefor, the Aggregate Severance Liability.

(c)For purposes of eligibility and vesting (and, with respect to paid-time off and severance benefit plans, benefit accrual) under the Buyer Plans, Buyer or Buyer’s designated employer shall credit each Site Employee with his or her years of service with the Company, its Subsidiaries and Seller, its Affiliates and any predecessor entities, to the same extent as such Site Employee was entitled immediately prior to the Closing to credit for such service under any similar employee benefit plan of Seller or its Affiliates.  The Buyer Plans shall not deny Site Employees coverage on the basis of pre-existing conditions and shall credit such Site Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Buyer Plans; provided that Seller provides all necessary information to determine the amount of such credit for the Site Employees.

(d)As of the Closing Date, Buyer or Buyer’s designated employer shall maintain a tax qualified defined contribution retirement plan (the “Buyer 401(k) Plan”) for the benefit of the Site Employees.  As soon as practicable after the Closing, the Site Employees who participated in the Seller’s or its Affiliate’s tax qualified defined contribution retirement plan (the “Seller 401(k) Plan”) shall be entitled to a distribution of their account balances in accordance with the terms of the Seller 401(k) Plan and applicable law and Buyer shall take all action necessary to ensure that the Buyer 401(k) Plan accepts a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of such distributions from the Seller 401(k) Plan that are eligible rollover distributions (as defined in Section 402(c) of the Code), including the promissory notes of any outstanding participant loans, if such rollovers are elected by any Site Employee, provided the rollover occurs within 60 days after the Closing Date; provided, further, that Seller makes available all relevant information and access to the third-party record keeper of the Seller 401(k) Plan, in each case, to effect such direct rollover.

(e)Buyer or Buyer’s designated employer shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer Cafeteria Plan”) that provides benefits to Site Employees who participate in Seller’s flexible spending account reimbursement plans as of the Closing Date (the “Seller Cafeteria Plan”).  Buyer or Buyer’s designated employer will cause the Buyer Cafeteria Plan to honor and continue, through the end of the calendar year in which the Closing Date occurs, the elections made by each Site Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.  As soon as practicable following the Closing Date, Seller shall cause to be transferred to Buyer or Buyer’s designated employer an amount in cash equal to the excess of the aggregate accumulated contributions, as determined on an individual rather than aggregate basis with respect to the Site Employees, to the flexible spending reimbursement accounts under the Seller Cafeteria Plan made during the year in which the Closing Date occurs by the Site Employees over the aggregate reimbursement payouts made for such year from such accounts to such employees.  Buyer or Buyer’s designated employer shall cause such amounts to be credited to each such employee’s corresponding accounts under the Buyer Cafeteria Plan in which such employees participate following the Closing Date.  On and after the Closing Date, Buyer or Buyer’s designated employer shall assume and be solely responsible for all claims for reimbursement by Site Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer Cafeteria Plan.

(f)Nothing contained in this Agreement shall (i) confer upon any Site Employee any right with respect to continuance of employment by Buyer (or Buyer’s designated employer) or any of its Affiliates, nor shall anything herein interfere with the right of Buyer (or Buyer’s designated employer) or any such Affiliate to terminate the employment of any of the Site Employees at any time after Closing, with or without cause, or (ii) create any third party beneficiary rights in any current or former employee, director or consultant, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any current or former employee, director or consultant by Buyer (or Buyer’s designated employer) or any of its Affiliates or under any benefit plan which Seller, Buyer or any of their Affiliates may maintain.

(g)Except for general published solicitations or advertisements for employment (whether in print or online) and actions taken with respect to employees who respond thereto, Seller and its Affiliates may not (without obtaining the prior written consent of Buyer), for a period of twelve (12) months after the Closing Date, solicit employment of any of the Site Employees or any other employees of Buyer (or Buyer’s designated employer) or its Affiliates who are directly or indirectly (to the extent of Seller’s Knowledge) engaged in the operation of the Business of any of the Acquired Companies or the negotiation or the Closing of the transactions contemplated by this Agreement.

Section 6.5Books and Records.  From and after the Closing:

(a)Subject to 0, Seller may retain a copy of any or all of the Data Room materials and other books and records relating to the Business of the Acquired Companies on or before the Closing Date, provided that such information shall be considered Restricted Information.

(b)Buyer shall preserve and keep a copy (which may be an electronic copy) of all books and records in Buyer’s possession relating to the Business or operations of the Acquired Companies on or before the Closing Date for a period of at least seven (7) years after the Closing Date.  After such seven (7) year period, before Buyer disposes of any such data room materials or books and records, Buyer shall give Seller at least thirty (30) days’ prior notice to such effect, and Seller shall be given an opportunity, at Seller’s cost and expense (including copy costs), to remove and retain all or any part of such data room materials and books and records as Seller may select.  Buyer shall make available to Seller, at Seller’s cost and expense, reasonable access to such books and records during normal business hours as remain in Buyer’s possession in connection with matters relating to the business or operations of the Company on or before the Closing Date.  Notwithstanding the foregoing, Seller shall have no right of access to, and Buyer shall have no obligation to provide to Seller, (i) information the disclosure of which would reasonably be expected to jeopardize any privilege relating to such information available to Buyer, any of its Affiliates or any of the Acquired Companies or would cause any such Person to breach a confidentiality obligation, or (ii) information the disclosure of which would reasonably be expected to result in a violation of Law.

(c)Seller shall indemnify the Buyer Indemnified Parties, and save them harmless, effective as and from the Effective Date, from and against any Losses that the Buyer Indemnified Parties shall suffer or incur, or that may be made or brought against any of them, as a result of, relating to, or arising out of any injury to the person or property of Seller or its Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of the Acquired Companies conducted under this 0.  THE INDEMNIFICATION PROVISIONS IN THIS 0 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER OR ANY OF ITS REPRESENTATIVES.

Section 6.6Use of Names, Trademarks, Etc.

(a)From and after the Closing, except as permitted in 00, neither Buyer nor its Affiliates (including the Acquired Companies after the Closing) will use or have any rights to any of the Retained Names.  From and after the Closing, neither Buyer nor its Affiliates (including the Acquired Companies after the Closing) will hold itself out as having any affiliation with Seller or any of its Affiliates.

(b)Seller hereby grants or, as applicable, shall cause its Affiliates to grant, to the Acquired Companies a non-exclusive, non-transferable license to utilize, without obligation to pay royalties to Seller or any of its Affiliates, the Retained Names in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Acquired Companies described in sections (i) through (iii) of this 00, subject to the terms and conditions of this 00 and 00, in each case, solely in connection with the operation of the Business and in the same manner and to the same extent as such names, trademarks, trade names, corporate symbols or logos were used by the Acquired Companies immediately prior to the Closing; provided that such use is in accordance with the Acquired Companies’ usage of such Seller trademarks prior to the Closing and such license shall cease immediately upon expiration of the periods identified below.  Buyer agrees that the nature and quality of all goods and services rendered by the Acquired Companies in connection with such names, trademarks, trade names, corporate symbols or logos shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by the Acquired Companies, and that the Acquired Companies will use such names, trademarks, trade names, corporate symbols or logos in compliance with all applicable Laws.

(i)All stationery, invoices, purchase orders and other similar documents of a transactional nature, business cards, outside forms such as packing lists, labels, and cartons, forms for internal use only and product literature constituting assets of the Acquired Companies as of the Closing may be used for a period of ninety (90) days following the Closing or until the supply is exhausted, whichever is the first to occur.

(ii)All vehicles constituting assets of the Acquired Companies as of the Closing may continue to be used without remarking (except as to legally required permit numbers, license numbers, etc.) for a period of ninety (90) days following the Closing or until the date of disposition of the vehicle, whichever is the first to occur.

(iii)Within ninety (90) days following the Closing, Buyer will cause the Acquired Companies to remove from display at all owned and leased facilities constituting assets of the Acquired Companies all displays or signage which contain the names, trademarks or trade names “Iberdrola,” “Iberdrola Renewables,” “Avangrid,” “Avangrid Renewables” or any corporate symbol or logo related thereto.

(c)(i)Apart from the rights granted under 00, neither Buyer nor any of its Affiliates (including, after the Closing Date, the Acquired Companies) shall have any right, title or interest in, or to the use of, any of the Retained Names, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof.  Anything contained herein to the contrary notwithstanding, except as expressly permitted by 00, in no event will Buyer or any of its Affiliates (including the Acquired Companies) utilize any of the Retained Names as a component of a company or trade name.  Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, challenge or contest the validity of any of the Retained Names, the registration thereof or the ownership thereof by Seller.  Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, apply anywhere at any time for any registration as owner or exclusive licensee of any of the Retained Names.  If, notwithstanding the foregoing, Buyer or any of its Affiliates (including the Acquired Companies) develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any of the Retained Names in any jurisdiction, or any goodwill incident thereto, Buyer will, upon the request of Seller, and for a nominal consideration of one dollar, assign or cause to be assigned to Seller or any designee of Seller, all right, title and interest in, and to the use of, such Retained Names in any and all jurisdictions, together with any goodwill incident thereto.

(ii)Seller will have the right to terminate the license granted in 00 in the event of a material breach of 00 or this 00 by Buyer or any of its Affiliates (including the Acquired Companies) that has not been cured within thirty (30) days after written notice thereof by Seller to Buyer.

(iii)Buyer hereby constitutes and appoints Seller the true and lawful attorney of Buyer and its Affiliates (including the Company) to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause Buyer and its Affiliates to perform any of their obligations set forth in this 0.

Section 6.7Confidentiality.

(a)Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  The Confidentiality Agreement shall remain in full force and effect until the Closing.  If the Closing occurs, the Parties agree that the Confidentiality Agreement shall terminate solely with respect to information relating to the Acquired Companies.

(b)From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective Representatives to, keep confidential and not disclose any information relating to the Acquired Companies (whether in the possession of Seller, its Affiliates or such Representative at the time of the Closing or subsequently obtained by Seller, any Affiliate of Seller or any such Representative from Buyer pursuant to this Agreement or the Transition Services Agreement) (collectively, “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transition Services Agreement.  The obligation to keep such Restricted Information confidential shall not apply to any information that: (i) at the time of disclosure to Seller, any of its Affiliates or any of their respective Representatives is in the public domain other than as a result of a breach of any obligation of confidentiality by Seller, any of its Affiliates or any of their respective Representatives; (ii) after disclosure to Seller, any of its Affiliates or any of their respective Representatives, enters the public domain other than through an unauthorized disclosure by Seller, any of its Affiliates or any of their respective Representatives; (iii) Seller, any of its Affiliates or any of their respective Representatives is required to disclose by Law, including oral questions, written interrogatories, request for information or documents, subpoena, or similar process, or the requirements of any stock exchange or other regulatory organization to which Seller, any of its Affiliates or any of their Representatives are subject; or (iv) that was independently developed by Seller, any of its Affiliates or any of their respective Representatives prior to the disclosure of such Restricted Information by any Acquired Company and without use of the Restricted Information.

Section 6.8Termination of Affiliated Party Contracts.  Except as set forth on Schedule 6.8, and except as otherwise agreed to in writing by Seller and Buyer, Seller shall take (or cause to be taken) all action necessary such that all Affiliated Party Contracts terminate prior to, or simultaneously with, the Closing without any further action or Liability on the part of the parties thereto or Buyer or any of its Affiliates (including the Acquired Companies).

Section 6.9Intercompany Debt.  All intercompany accounts, whether payables or receivables, between Seller and any of its Affiliates (other than the Acquired Companies) or any member, manager, partner, director, or officer of Seller, any of Seller’s Affiliates or the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand, as of the Closing (including the Affiliated Party Contracts) shall be settled (in cash or through cash capital contributions, cash distributions or cancellations) at or prior to the Closing.  Subject to the occurrence of the Closing and effective as of the Closing Date, Seller, on its behalf and on behalf of its Affiliates, knowingly, voluntarily and unconditionally releases, forever discharges (and agrees not to sue, and to cause Seller’s Affiliates not to sue) any of the Acquired Companies and any of their respective officers, directors and Representative or the heirs, executors, administrators, successors or assigns of any of the foregoing, from or for any and all Actions (including with respect to intercompany accounts or other obligations) of Seller or any of Seller’s Affiliates (except for rights or obligations of Buyer arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing prior to the Closing.

Section 6.10Replacement of Support Obligations.

(a)(i)Replacement of Surety Bonds.  Following the Effective Date and prior to Closing, Buyer shall (A) tender replacement surety bonds to each beneficiary of a Seller Surety Bond listed on Schedule 6.10 in an amount equal to the outstanding amount of each applicable Seller Surety Bond and (B) use commercially reasonable efforts to ensure that effective as of the Closing Date, each such beneficiary accepts such replacement surety bond and fully and unconditionally releases Seller and its Affiliates (other than the Acquired Companies) from all Liabilities relating to, arising under or out of, or in connection with the Seller Surety Bonds (in each case which release shall be evidenced by Seller’s receipt at or prior to the Closing of the original Seller Surety Bond).

(ii)Replacement of Seller Guaranties.  Within ten (10) Business Days after the Effective Date, Seller shall offer replacement guaranties from the Company to each beneficiary of the Seller Guaranties in substantially the form of the applicable existing Seller Guaranty (each, a “Company Replacement Guaranty”).  Seller shall use commercially reasonable efforts to obtain a countersignature or other written acceptance from each beneficiary of each Company Replacement Guaranty.  Receipt of such countersignature or written acceptance with respect to any Company Replacement Guaranty shall constitute a full and unconditional release as to Seller and its Affiliates for the purposes of 00(iii) and 0.  After the Effective Date, Buyer shall reasonably cooperate with Seller in connection with Seller’s performance of its obligations under this 00(ii).

(iii) Failure to Replace Support Obligations prior to Closing.  In the event that the condition set forth in 0 has not been satisfied as of Closing but is waived by Seller in its sole discretion, the terms and conditions of this 00(iii) shall apply.

(A)

To the extent Seller and its Affiliates (other than the Acquired Companies) are not fully and unconditionally released from any Support Obligations as of the Closing Date, Buyer shall deliver to Seller at Closing a duly executed guaranty from the Company to Seller, in substantially the form attached hereto as Exhibit C (the “Closing Date Guaranty”), guaranteeing the obligations of Buyer under 0.  Following the Closing Date, Buyer shall use commercially reasonable efforts (x) to tender replacement surety bonds pursuant to 00(i) and ensure that, effective as soon as possible after the Closing Date, each applicable beneficiary accepts such replacement surety bond and fully and unconditionally releases Seller and its Affiliates (other than the Acquired Companies) from all Liabilities relating to, arising under or out of, or in connection with the applicable Seller Surety Bond (which release shall be evidenced by Seller’s receipt of the original Seller Surety Bond) and (y) to obtain a countersignature or other written acceptance from each beneficiary of each Company Replacement Guaranty that was not obtained prior to the Closing, and receipt of such countersignature or written acceptance shall constitute a full and unconditional release as to Seller and its Affiliates with respect to Seller Guaranty being replaced.  If the counterparty to any Seller Surety Bond does not accept any replacement surety bond, then Seller shall cause the applicable Seller Surety Bond to remain in place (but shall not be required to renew, extend or replace such Seller Surety Bond) for the term of such Seller Surety Bond.  Seller shall cause each Seller Guaranty to remain in place after the Closing for so long as required under the applicable Contract or until receipt of a countersignature or other written acceptance from the beneficiary of the applicable Company Replacement Guaranty.

(B)

Upon written notice from Seller to Buyer delivered within one hundred eighty (180) days after the Closing, in Seller’s sole discretion, Buyer shall deliver, or cause to be delivered, to Seller (as a replacement for the Closing Date Guaranty) within ten (10) Business Days following the date of such notice, replacement credit support in an aggregate amount equal to the aggregate face amount of all Support Obligations that remain outstanding at such time, which shall consist of  (a) a letter of credit (a “Buyer Letter of Credit”) issued by a U.S. commercial bank (or the U.S. branch of a foreign commercial bank) that has a long-term unsecured debt rating of “A-” or higher by Standard and Poor’s Corporation and “A3” or higher by Moody’s Investors Service, Inc., for an amount not in excess of $30,000,000 that provides that Seller (or its designated Affiliate) is entitled to draw (x) the full amount of such letter of credit if such letter of credit is not extended or renewed before the date that is thirty (30) days prior to the expiration of such letter of credit (in which case Seller shall hold the proceeds of such draw as cash collateral until such time as Buyer provides replacement credit support satisfying the requirements of this 00(iii), whereupon Seller shall return such proceeds to Buyer), and (y) subject to the terms of such letter of credit and at any time following a draw on any Support Obligation, an amount under such letter of credit equal to the aggregate amount of all draws on all Support Obligations (to the extent Seller and its Affiliates have not been previously reimbursed by Buyer pursuant to this 00), and (b) if the aggregate face amount of all Support Obligations that remain outstanding at such time exceed $30,000,000, a guaranty of a creditworthy issuer, taking into account such issuer’s potential maximum liability of $35,000,000, mutually agreed by Seller and Buyer for such excess amount in substantially the form attached hereto as Exhibit C (the “Excess Buyer Guaranty”); provided, that in no event shall Buyer be required to provide credit support under this 00(iii) in excess of $65,000,000 in the aggregate; provided, further, that Seller and Buyer shall negotiate in good faith after the Effective Date to identify such mutually acceptable creditworthy issuer of the Excess Buyer Guaranty.  As consideration for issuing a Buyer Letter of Credit, Seller shall pay, or cause to be paid to, Buyer an amount in cash equal to (x) the aggregate face amount of such letter of credit on the date of issuance multiplied by (y) 0.25.

(C)

From time to time Buyer may, in its sole discretion, replace any Buyer Letter of Credit or Excess Buyer Guaranty with one or more replacement letters of credit satisfying the requirements of this 00(iii) or a guaranty from an investment grade third Person in substantially the form attached hereto as Exhibit C, whereupon Seller shall cooperate and provide the documentation necessary to effect the cancelation of the credit support being replaced.  If the provider of any such guaranty, other than the Excess Buyer Guaranty, is no longer investment grade, then Buyer shall provide to Seller replacement credit support satisfying the terms and conditions set forth in this 00(iii).

(D)

If the amount available for drawing under all credit support provided under this 00(iii), in the aggregate, exceeds the aggregate face amount of all Support Obligations that remain outstanding at any time or the applicable cap set forth herein, then Seller shall cooperate and provide reduction certificates and other documentation necessary to reduce the aggregate amount of such credit support to the aggregate face amount of all Support Obligations that remain outstanding at such time or such applicable cap.

(b)To the extent that Seller or its Affiliates is liable for any draw or demand under any Seller Surety Bond on or after the Closing Date, Buyer shall promptly (and in any event within three (3) Business Days) after receipt from Seller of written notice of such draw or demand and reasonable supporting documentation thereof, including evidence that such draw or demand has been paid, pay to Seller an amount in cash equal to such draw or demand amount by wire transfer of immediately available funds to an account designated by Seller in writing.  To the extent that Seller or its Affiliates makes any Guarantor Payment on or after the Closing Date in accordance with 0, Buyer shall promptly (and in any event within three (3) Business Days) after (i) receipt of evidence that such payment has been made by Seller or its applicable Affiliate or (ii) occurrence of a settlement or receipt of a conclusive, non-appealable, final and binding judgment as described in the third sentence of 0, pay to Seller an amount in cash equal to such Guarantor Payment by wire transfer of immediately available funds to an account designated by Seller in writing.

(c)Buyer shall provide such information to Seller and its Affiliates as may be reasonably requested by Seller or its Affiliates, as applicable, regarding the status of Buyer’s replacement of the Seller Surety Bonds prior to Closing and regarding the status of Buyer’s replacement of any Seller Surety Bonds and Seller Guaranties after Closing. The information provided by Buyer under this 0 shall be provided (i) upon Seller’s or its Affiliates’ reasonable request and (ii) in any event, upon the date that is ten (10) Business Days prior to the anticipated Closing Date to the extent that such Seller Surety Bonds have not yet been replaced in accordance with 0.  For the avoidance of doubt, Buyer’s obligations under this 0 shall continue after the Closing with respect to any Seller Surety Bonds and any Seller Guaranties that remain outstanding after such date.

(d)From the Closing Date until the first date that no Seller Guaranties remain outstanding, (i) Buyer shall, and shall cause the Acquired Companies to, operate the Katy Storage Facility in compliance in all material respects with applicable Law; provided, that notwithstanding anything in this Agreement to the contrary, Seller’s remedies for any breach of this 0(i) shall be limited to Seller’s rights under this 0, and (ii) Buyer shall provide to Seller notice of any written notice received by the Acquired Companies after the Closing Date from the beneficiary of any outstanding Seller Guaranty with respect to any material claim for payment under any Contract supported by such Seller Guaranty.

(e)If Seller or its Affiliates receive any demand for payment after the Closing under a Seller Guaranty from the beneficiary of such Seller Guaranty, Seller shall promptly notify Buyer in writing of such demand in accordance with 0 and shall not, and shall cause its Affiliates not to, make any payment in connection with such demand (a “Guarantor Payment”) unless and until the earlier to occur of (i) a conclusive, non-appealable, final and binding judgment has been entered in an Action requiring such Guarantor Payment and (ii) Buyer has consented in writing (subject to the terms of 0) to the making of such Guarantor Payment.  Notwithstanding the first sentence of this 0, if Seller or its Affiliates make a determination (based on advice from legal counsel) that such guarantor is legally obligated to make such Guarantor Payment under the terms and conditions of such Seller Guaranty on the basis of such beneficiary’s demand therefor, then such guarantor may make such Guarantor Payment after providing written notice to Buyer at least five (5) Business Days prior to the making of such Guarantor Payment; provided, that Seller and its Affiliates shall be entitled to reimbursement or to draw on any credit support provided by or on behalf of Buyer with respect to such Guarantor Payment only in the event that the making of such Guarantor Payment to the applicable beneficiary does not extinguish or impair the applicable Acquired Company’s right to dispute with such beneficiary whether the demand for payment was properly made in accordance with the applicable Contract or whether the payment from the Acquired Company that gave rise to such Guarantor Payment was due and owing by such Acquired Company.  If the conditions set forth in the proviso in the second sentence of this 0 are satisfied, then Buyer shall not be obligated to pay Seller under 0 with respect to any Guarantor Payment made in accordance with such proviso, and Seller shall not be entitled to draw on any credit support provided by or on behalf of Buyer with respect to any such Guarantor Payment, until a determination is made as between the Acquired Company and the applicable beneficiary pursuant to a settlement between such Acquired Company and such beneficiary or a conclusive, non-appealable, final and binding judgment against such Acquired Company, and any payment required pursuant to 0 in respect of such Guarantor Payment (and any drawing under any Buyer credit support) shall be limited to the amount determined to be due to such beneficiary pursuant to such settlement or judgment.  No Seller Indemnified Party shall be entitled to indemnification pursuant to 0 on the basis that a Guarantor Payment has not been reimbursed so long as such failure to reimburse is in accordance with this 0.  For the avoidance of doubt, any demand for payment from a beneficiary shall be deemed for all purposes to be a Third Party Claim and the provisions of 0 shall apply thereto mutatis mutandis.  If Seller or its applicable Affiliate is subject to a third-party Action initiated by such beneficiary arising from the non-payment of a demand in accordance with this 0, Buyer shall indemnify Seller or its applicable Affiliate pursuant to 0, and Seller shall not, and shall cause its Affiliates not to, enter into any settlement or compromise of any such Action or any demand for payment under any Seller Guaranty without the prior written consent of Buyer in accordance with 0.

Section 6.11Insurance.  Buyer shall be solely responsible for providing insurance to the Acquired Companies for any event or occurrence after the Closing.  Subject to 0, Seller shall maintain, or cause to be maintained, in full force and effect the material insurance policies covering the Acquired Companies until the Closing.  If any claims are (or have been) made or losses are suffered by any Acquired Company prior to the Closing Date or after the Closing Date for actions occurring prior to the Closing Date, then such claims, or claims associated with such losses, may be made against any applicable Insurance Policies that are occurrence-based policies, and Seller shall use its commercially reasonable efforts to ensure that after the Closing Date that Buyer can file, provide notice and otherwise continue to pursue such claims and recover proceeds under the terms of such Insurance Policies, and Seller agrees to otherwise cooperate with Buyer and the Acquired Companies after the Closing Date to make the benefits of such Insurance Policies available to the Acquired Companies, at the sole expense of Buyer or its Affiliates. Notwithstanding the foregoing, from and after the Closing Date, the Acquired Companies shall cease to be insured by Seller’s or its Affiliates’ (other than the Acquired Companies’) Insurance Policies or by any of their self-insured programs, and all deductibles or retentions under any Insurance Policies with respect to claims made or losses suffered by any of the Acquired Companies shall be borne solely by such Acquired Company.

Section 6.12Director and Officer Indemnification.

(a)Seller or its Affiliates (other than the Acquired Companies) shall be exclusively responsible for satisfying Claims arising from, and shall maintain directors’ and officers’ liability insurance covering, acts or omissions occurring at or prior to the Closing with respect to the Acquired Companies’ directors, managers, officers and employees.

(b)Notwithstanding anything contained in this Agreement to the contrary, this 0 shall survive the Closing and continue for a period of six (6) years.

Section 6.13Office Lease.  From and after the Closing Date, Seller shall be responsible for and pay to or for the account of Buyer, in cash by wire transfer of immediately available funds to the account designated by Buyer, within five (5) Business Days of receipt of an invoice therefor, an amount equal to eighty percent (80%) of all rental and other lease payments due pursuant to the Houston Office Lease through the current term of such lease (excluding any extension or renewal thereof); provided, that Buyer shall, and shall cause the Company to, use commercially reasonable efforts to sublease any unused portion of the premises (including to sublease to a tenant identified by Seller or its Affiliates); provided, further, in the event that the Company subleases all or a portion of the Houston Office Lease to a third Person, Buyer shall promptly provide to Seller a copy of such sublease and shall credit all rental and other lease payments received from such third Person against Seller’s payment obligation under this 0.

Section 6.14Exclusivity.  From and after the Effective Date until the earlier of (a) ninety (90) days after the termination of this Agreement pursuant to Article X and (b) the Closing Date, none of Seller, Seller’s Affiliates, or any of their respective Representatives, or anyone acting on behalf of them, shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer or its Representatives), accept any offer or respond to any indications of interest from any Person, or enter into an agreement, arrangement, or understanding with any Person other than Buyer or its Affiliates, in each case concerning any purchase or sale of or similar transaction involving the Interests or the Acquired Companies.

Section 6.15Risk of Loss.  During the period after the Effective Date and prior to the Closing, if the property or assets of the Acquired Companies are damaged by an earthquake, landslide, hurricane, tornado, adverse weather condition, fire or other natural disaster, act of God or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this 0 shall apply:

(a)Following the occurrence of (i) any one or more Events of Loss, if the aggregate costs to restore, repair or replace the property or assets of the Acquired Companies subject to such Event of Loss to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, such amount pursuant to this clause (i) to be determined by an independent third party appraiser or other qualified expert selected by Seller and reasonably acceptable to Buyer (collectively, “Restoration Costs”), or (ii) any one or more Takings, if the value of the property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by Buyer (provided that any such condemnation award is made available to Buyer), such amount pursuant to this clause (ii) to be determined by an independent third party appraiser or other qualified expert selected by Seller and reasonably acceptable to Buyer (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to $2,000,000, there shall be no effect on the transactions contemplated hereby (including for purposes of the closing conditions and the indemnification and termination provisions hereunder), except that Buyer shall be entitled to receive all insurance proceeds attributed to such casualty and any condemnation award, and any such proceeds and award will be excluded from the calculation of the Aggregate Final Adjustment Amount.

(b)Subject to the termination right of the Buyer set forth in 0, upon the occurrence of any one or more Events of Loss or Takings involving aggregate Restoration Costs and Condemnation Value in excess of $2,000,000 (a “Major Loss”), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by written notice to Buyer, to restore, repair or replace the damaged assets or properties prior to Closing to a condition reasonably comparable to their prior condition.  If Seller elects to so restore, repair or replace the assets or properties relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Seller will complete or cause to be completed prior to the Closing, as a condition to Buyer’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged assets or property to their condition as of the Effective Date, and the Closing Date shall be postponed until the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Buyer and Seller has elapsed.  If Seller elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of 0 will apply.

(c)Subject to the termination right of Buyer set forth in 0, in the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to or as otherwise required by 0, or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Seller’s election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, (i) cause an independent third-party appraiser or other qualified person selected by Seller and reasonably acceptable to Buyer to determine the Restoration Costs as of such date, taking into consideration all repair, replacement and restoration work, if any, actually completed by Seller (the “Remaining Restoration Costs”), (ii) reduce the Base Purchase Price payable at Closing by an amount equal to such Remaining Restoration Costs and any insurance proceeds to which any Acquired Company has received with respect to such casualty and any condemnation award Costs, and (iii) proceed to Closing.  To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the properties and assets and such information as Buyer may reasonably request in connection therewith.

(d)In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of $15,000,000, then Buyer shall have the right to terminate this Agreement by notice in writing to Seller.

Section 6.16Change in Gas Inventory.  Seller shall ensure that as of the Closing Date with respect to each Facility:

(a)the quantity of owned Cushion Gas shall be no less than the quantity of Cushion Gas set forth under Column A in Schedule 4.23(a) as of the Effective Date; and

(b)the quantity of natural gas set forth under Column B in Schedule 4.23(a) shall be no less than the quantity of natural gas necessary for the Acquired Companies to satisfy their respective obligations to deliver natural gas to customers.

Section 6.17Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at the request of any Party, and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions and execute and deliver such other documents as the requesting Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

Section 6.18Notice of Certain Events.  During the period after the Effective Date and prior to the Closing, Seller shall promptly notify Buyer in writing of any circumstance, change, effect, or event that, to the Knowledge of Seller, the existence or occurrence of which is a Material Adverse Effect.  Buyer’s receipt of information pursuant to this 0 will not operate as a waiver or otherwise affect any representation, warranty or covenant given or made by Seller in this Agreement and will not be deemed to amend or supplement the Disclosure Schedules.

Article VII.
TAX MATTERS

Section 7.1Purchase Price Allocation; Section 336(e) Election.

(a)Seller, the Company, Enstor, Inc. and Freebird Asset, Inc. shall enter into a written, binding agreement to make an election under Section 336(e) of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar elections under state or local Tax Law) with respect to the actual or constructive purchase and sale hereunder of the Interests in the Company, Enstor Inc. and Freebird Assets, Inc. (collectively, the “Section 336(e) Election”) and Seller shall timely make the Section 336(e) Election in accordance with Section 1.336-2(h) of the Treasury Regulations (and any corresponding provisions of state or local Tax Law) and provide the Company, Enstor, Inc. and Freebird Assets, Inc. with a copy of such election on or before the due date of Seller’s consolidated federal income Tax Return for the taxable period that includes the Closing Date.  Seller shall promptly provide Buyer with a copy of the filed Section 336(e) Election.  The Parties shall cooperate with each other to take all actions necessary and appropriate (including filing forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely elections in accordance with Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (or any comparable provisions of state or local Tax Law) or any successor provisions.

(b)Buyer shall prepare a draft IRS Form 8883 (or successor form and any similar state, local or foreign forms) allocating the “aggregate deemed asset disposition price” with respect to the assets of the Acquired Companies in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder (or comparable provisions for state or local Tax Law) and shall revise such allocation as required by applicable Tax Law so as to report any matters that need updating (including Purchase Price adjustments, if any) (as revised, the “Form 8883”).  Buyer shall forward the draft Form 8883 to Seller, and Seller shall have thirty (30) days to review the draft Form 8883 (from the date of the last revision) and shall notify Buyer of any dispute with respect to the draft Form 8883.  If Seller objects to the draft Form 8883, the Parties shall act in good faith to resolve any such dispute prior to the due date of the Section 336(e) Election.  If Seller does not timely object to the draft Form 8883, or upon resolution of the disputed items by the Parties, the draft Form 8883 shall become a “Final Form 8883.”  If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Accountants.  The Parties shall act in good faith to cause the Accountants to deliver a Final Form 8883 within thirty (30) days after such submission, and the fees and expenses of the Accountants shall be borne equally by Seller and Buyer.  Any Form 8883 delivered by the Accountants shall be a Final Form 8883.  The Parties shall (i) be bound by all Final Forms 8883 for purposes of determining any Taxes and (ii) prepare and file their Tax Returns on a basis consistent with the Final Forms 8883; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the allocation in any Final Form 8883, and neither Seller nor Buyer shall be required to litigate before any court, any proposed deficiency or adjustment by any Tax authority challenging such allocation.  No later than fifteen (15) days prior to the date such Forms 8883 and any related documentation are required to be filed under the applicable Laws, Seller shall deliver to Buyer a copy of the Final Form 8883 with respect to the Acquired Companies that will be included with Seller’s consolidated federal income tax return for the taxable period that includes the Closing Date.

(c)Buyer and Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 336(e) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws or pursuant to the good faith resolution of a contest relating to Taxes.

Section 7.2Responsibility for Filing Tax Returns and Paying Taxes.

(a)Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed (and withhold, or cause to be withheld, all amounts required to be withheld) by or with respect to the Company and each Subsidiary for each Pre-Closing Tax Period.  Seller shall pay, or cause to be paid, all Taxes due with respect to each Pre-Closing Tax Period with respect to the Company and each Subsidiary (for the avoidance of doubt, regardless of whether such Taxes are reflected on a Tax Return required to be filed after the date of this Agreement), except to the extent such Taxes are included in the determination of Net Working Capital.

(b)Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to each Acquired Company for each Tax period ending after the Closing Date (other than a Straddle Period).  Buyer shall pay, or cause to be paid, all Taxes shown as due with respect to each Tax period ending after the Closing Date (other than with respect to a Straddle Period) with respect to each Acquired Company.

(c)Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to any Straddle Period by or with respect to each Acquired Company.  Seller shall be liable for the payment of Taxes relating to that portion of any Straddle Period ending on the Closing Date and Buyer shall be liable for the payment of Taxes relating to that portion of any Straddle Period starting after the Closing Date, in each case, except to the extent such Taxes are included in the determination of Net Working Capital.  For this purpose, Taxes for a Straddle Period shall be apportioned as follows: Property Taxes shall be apportioned on a ratable daily basis based on the current year’s Taxes.  All other Taxes, including Income Taxes, shall be apportioned based on an interim closing of the books of the Company and any Subsidiary as of the end of the Closing Date.  Seller will pay directly to Buyer, within thirty (30) days of request of such payment but not earlier than five (5) days before the due date for filing a Straddle Period Tax Return, its share of Taxes to which any such Straddle Period Tax Return relates, except to the extent such Taxes are included in the determination of Net Working Capital.

(d)Unless Buyer and Seller otherwise agree in writing, all Tax Returns (excluding all Group Tax Returns), including amendments thereto, in respect of the Company or any Subsidiary for Pre-Closing Tax Periods that are filed after the Closing Date and for any Straddle Period, in the absence of a controlling change in law or circumstances (or, in the case of any Straddle Period, except as otherwise required by applicable Law), shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed.  Buyer or Seller, as the case may be, shall provide the other Party with a draft of any Pre-Closing Tax Period or Straddle Period Tax Return (excluding all Group Tax Returns) no less than thirty (30) days prior to the due date for filing such Tax Return and such Party shall provide Buyer or Seller, as the case may be, with its comments (if any) to the draft Tax Return within fifteen (15) days of receipt of such draft Tax Return, which comments shall be taken into account in good faith, and such Tax Returns shall not be filed without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.  Seller shall not file an amended Tax Return (excluding all Group Tax Returns) after the Closing Date with respect to the Company or any Subsidiary for any Pre-Closing Tax Period without the written consent of Buyer, not to be unreasonably withheld, conditioned or delayed.  Buyer shall not file, and shall not cause the Company or any Subsidiary to file, an amended Tax Return with respect to any Acquired Company for any Pre-Closing Tax Period or for a Straddle Period without the written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

Section 7.3Responsibility for Tax Audits and Contests.

(a)With respect to any audit or contest relating to Taxes or Tax Returns in respect of the Company or any Subsidiary for any Pre-Closing Tax Period, Seller will control all proceedings, may make all decisions (including selection of counsel) and, without limiting the foregoing, may in its sole discretion, pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with any Governmental Authority taken in connection thereof.  If such audit or contest could give rise to Taxes for which the Company or any Acquired Company may be liable, Seller shall keep Buyer timely informed with respect to any impending settlement, compromise and/or concession of any such audit or contest and Seller shall in good faith allow Buyer to make comments to Seller regarding the conduct of or positions taken in any such audit or contest.

(b)With respect to any audit or contest relating to Taxes or Tax Returns in respect of any Acquired Company for any Tax period ending after the Closing Date (other than a Straddle Period), Buyer will control all proceedings, may make all decisions (including selection of counsel) and, without limiting the foregoing, may in its sole discretion, pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with any Governmental Authority taken in connection thereof.

(c)Seller and Buyer shall jointly control any audit, contest or proceeding with respect to the Taxes or Tax Returns in respect of any Acquired Company for any Straddle Period; provided, however, that Buyer will have the ultimate authority to determine settlement terms or any other resolution of such matter.

(d)Notwithstanding any other provision of this Agreement, neither Buyer nor Seller shall settle any audit or contest in a way that would adversely affect the other Party in any material respect, without the other Party’s written consent, not to be unreasonably withheld, conditioned or delayed.

(e)In the event of any conflict or overlap between the provisions of this 0 and 0, the provisions of this 0 shall control.

Section 7.4Mutual Cooperation.

(a)Each Party agrees to provide the other Party (and Buyer shall cause the Company and any Subsidiary, as relevant, to provide Seller) with such cooperation and information as may reasonably be requested by Seller or Buyer, as the case may be, in connection with (i) the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement, (ii) the conduct of any audit, contest or other examination by any taxing authority or judicial or administrative proceedings in respect to Taxes or Tax Returns, or (iii) otherwise carrying out the provisions of this Agreement relating to Taxes.

(b)To the extent necessary to carry out the purpose of this Agreement relating to Taxes and subject to the other provisions of this Agreement, such cooperation and information shall include the non-exclusive designation of a designee of Seller as a designee of the Company and of each Subsidiary for purpose of signing Tax Returns, cashing Tax refund checks, pursuing Tax refund claims, dealing with taxing authorities and defending audits or handling contests for any Pre-Closing Tax Period and any Straddle Period.  Subject to the rights of the Acquired Companies under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Forms 2848) on behalf of the Company or any Subsidiary with respect to Taxes and Tax Returns for any Pre-Closing Tax Period and any Straddle Period.

(c)To the extent necessary to carry out the purpose of this Agreement relating to Taxes and subject to the other provisions of this Agreement, such cooperation and information shall also include promptly forwarding copies of appropriate notices and forms or other communication received from or sent to any Governmental Authority which relate to Tax Returns or Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period or any Straddle Period and providing copies of all relevant Tax Returns for any Pre-Closing Tax Period or any Straddle Period, together with accompanying schedules and related workpapers, and documents relating to ruling and other determinations relating to Taxes or Tax Returns by Governmental Authorities, including foreign Governmental Authorities, which either Party may possess.

(d)Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company, to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, for each Acquired Company copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods and for any Straddle Period and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

Section 7.5Tax Refunds.  Seller shall be entitled to any refund of Taxes paid with respect to any Pre-Closing Tax Period (except to the extent such refunds result from a carryback of a Tax attribute from a Tax period (or portion thereof) beginning after the Closing Date or were reflected in the calculation of the Final Working Capital).  Buyer shall be entitled to any refund of Taxes paid with respect to any Tax period ending after the Closing Date (other than a Straddle Period).  Tax refunds for any Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Seller in accordance with Section 7.2(c) above.  If a Party receives a Tax refund to which the other Party is entitled pursuant to this Section 7.5, the Party receiving the Tax refund shall pay it to the Party entitled to the Tax refund within ten (10) Business Days after receipt thereof.

Section 7.6Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions arising under this Agreement (the “Transfer Taxes”) shall be borne equally by Buyer and Seller.  For the avoidance of doubt Transfer Taxes shall not include any Taxes resulting from the Section 336(e) Election, which shall be solely Seller’s obligation.  Buyer shall prepare and timely file, or will cause to be prepared and timely filed, all Tax Returns or other documentation relating to the Transfer Taxes; provided, however, that to the extent required by applicable Law, Seller will join the execution of any such Tax Returns or other documents relating to the Transfer Taxes, in which case, Buyer shall provide Seller with copies of each such Tax Return or other document at least fifteen (15) days prior to the date on which such Tax Return or other document is required to be filed.  Seller shall pay to Buyer or any of Buyer’s Affiliates, as applicable, the amounts shown as due on such Tax Return no later than five (5) days after Buyer has provided a copy of such Tax Return to Seller.

Section 7.7Tax Sharing Agreements.  Seller shall cause any Tax Sharing Agreement between Seller or any Affiliate of Seller which is not an Acquired Company, on the one hand, and an Acquired Company, on the other hand, to be terminated with respect to such Acquired Company prior to the Closing Date.  After the Closing Date, none of the Acquired Companies shall have any rights or obligations under any such terminated Tax Sharing Agreement.

Article VIII.
CONDITIONS TO CLOSING

Section 8.1Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)Representations, Warranties and Covenants of Seller.

(i)(A) each of the Seller Fundamental Representations and the representations and warranties in Section 4.8(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as if made at and as of the Closing

Date (except to the extent such representations and warranties are by their express terms made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date), and (B) each of the other representations and warranties in 0 and 0 shall be true and correct (without giving effect to any “material,” “materially,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date, as if made at and as of the Closing Date (except to the extent such representations and warranties are by their express terms made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date), except for, in each case under this clause (B), any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect;

(ii)Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or before the Closing; and

(iii)Seller shall have delivered to Buyer a certificate (the “Seller Closing Certificate”), dated the Closing Date, signed by an authorized executive officer of Seller, certifying that the conditions specified in this 0 have been fulfilled.

(b)No Injunction, Etc.  No applicable Law and no Order shall be in effect that prohibits or restricts the consummation of the Closing.

(c)No Action.  No Action by any Governmental Authority, pertaining to the transactions contemplated by this Agreement or to its consummation or enforceability, shall have been instituted and be pending against Buyer.

(d)Deliveries.  Seller shall have delivered to Buyer the items required by 0 of this Agreement.

(e)Major Loss.  If required under 0, Seller shall have completed the repair, replacement or restoration of the assets or property affected by the Major Loss to their condition as of the Effective Date; provided, that the Outside Date shall be extended on a day-for-day basis to the extent necessary to repair any Major Loss pursuant to 0 but no later than ninety (90) days after the original Outside Date; provided, further, that this Section 8.1(f) shall no longer be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement if Seller has provided written notice of its election to adjust the Base Purchase Price pursuant to Section 6.15(c)(ii).

(f)EES Distribution.  Seller shall have completed or cause to have been completed the EES Distribution.

Section 8.2Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)Representations, Warranties and Covenants of Buyer.

(i)(A) Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, as if made at and as of the Closing Date

(except to the extent such representations and warranties are by their express terms made as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such date); and (B) each of the other representations and warranties in 0 shall be true and correct (without giving effect to any “material,” “materially,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date, as if made at and as of the Closing Date (except to the extent such representations and warranties are by their express terms made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date), except for, in each case under this clause (B), any inaccuracy or omission that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Buyer.

(ii)Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or before the Closing; and

(iii)Buyer shall have delivered to Seller a certificate (the “Buyer Closing Certificate”), dated the Closing Date, signed by an authorized executive officer of Buyer certifying that the conditions specified in this 0 have been fulfilled.

(b)Replacement of Support Obligations.  All Support Obligations shall be released as to Seller and its Affiliates (other than any Acquired Company) and any substitute arrangements of Buyer or its Affiliates (including the Company) required under 0(a) shall be in effect; provided, however, that in the event that the conditions set forth in this Section 8.2(b) have not been satisfied with respect to all Seller Guaranties prior to May 1, 2018, Seller shall have the right, in its sole discretion, to extend the Outside Date for thirty (30) days by providing written notice thereof to Buyer.

(c)No Injunction, Etc.  No applicable Law and no Order shall be in effect that prohibits or restricts the consummation of the Closing.

(d)No Action.  No Action by any Governmental Authority, pertaining to the transactions contemplated by this Agreement or to its consummation or enforceability, shall have been instituted and be pending against Seller.

(e)Deliveries.  Buyer shall have delivered to Buyer the items required by 0 of this Agreement.

Article IX.
INDEMNIFICATION

Section 9.1Survival.

(a)Each and every representation and warranty of Seller or Buyer contained in 0, 0 and 0 and in any closing certificate or other instrument or agreement delivered by any Party pursuant to this Agreement will survive the Closing Date until (and will expire and be of no further force or effect after) the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties contained in (A) 0 (Organization of

Seller), 0 (Authorization; Enforceability), 0 (No Violation of Organizational Documents), 0 (Ownership of Interests), 0 (Brokers’ Fees), 0 (Organization of the Acquired Companies), 0 (No Violation of Organizational Documents), 0 (Capitalization) and 0 (Brokers’ Fees) (collectively, the “Seller Fundamental Representations”), and (B) 0 (Organization of Buyer), 0 (Authorization, Enforceability), 0 (No Violation of Organizational Documents) and 0 (Broker’s Fees) (collectively, the “Buyer Fundamental Representations” and together with the Seller Fundamental Representations, the “Fundamental Representations”) will survive indefinitely, (ii) the representations and warranties contained in 0 (Taxes) shall survive until the date that is ninety (90) days following expiration of the applicable statute of limitations and (iii) the representations and warranties contained in 0 (Environmental Matters) will survive the Closing Date until the date that is thirty six (36) months after the Closing Date.

(b)The obligations of each Party to indemnify, defend and hold harmless the applicable Persons (i) pursuant to 0 and 0 will terminate when the applicable representation or warranty expires pursuant to 0, (ii) pursuant to 0 and 0 will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof), (iii) pursuant to 0, 0 and 0 will terminate upon the date that is ninety (90) days following expiration of all applicable statutes of limitations (giving effect to any extensions thereof) and (iv) pursuant to 0 and 0 will survive indefinitely; provided, however, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

Section 9.2Indemnification.

(a)Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Representatives and Affiliates (including, following the Closing, the Acquired Companies) and each of their officers, members, directors and employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) against any and all Actions, losses, penalties, liabilities, damages, obligations, payments, costs and expenses (including the penalties, costs and expenses of any and all Actions, assessments, judgments and settlements relating thereto and reasonable attorneys’ and consultants’ fees and reasonable disbursements in connection therewith) (collectively, “Losses”) that any Buyer Indemnified Party shall suffer as a result of, relating to or arising out of:

(i)any breach of any representation or warranty made by Seller in 0 or 0 of this Agreement or any other Transaction Document;

(ii)the breach of any covenant or agreement made, or to be performed by, Seller pursuant to this Agreement;

(iii)(A) any and all liabilities for Taxes of any Acquired Company for which Seller is responsible pursuant to 0 or 0 of this Agreement, (B) all liabilities for Taxes of any Acquired Company resulting from making the Section 336(e) Election, (C) any liability for Taxes of any Acquired Company under Treasury Regulations Section 1.1502-6 (or any similar provision under state, local or foreign Law) or as a transferee or successor or by Contract, attributable to any Pre-Closing Tax Period and (D) any employment or payroll Taxes with respect to any payment of compensation to a Site Employee under this Agreement (including for the avoidance of doubt the Aggregate Severance Liability) or that is paid solely as a result of the transactions contemplated by this Agreement.  Seller shall not be liable for or pay for any Taxes with regards to this 00 or 0 that are (x) included in the determination of Net Working Capital or (y) imposed on Seller, any Affiliate of Seller, or any Acquired Company solely as result of actions taken or elections made by Buyer, any Buyer Affiliate, or any Acquired Company after the Closing that are not contemplated by this Agreement and are outside the ordinary course of business (collectively, the “Buyer’s Taxes”); provided, however, Buyer’s Taxes shall not include, and Seller shall remain liable for any Taxes imposed on Seller, any Affiliate of Seller, or any Acquired Company resulting from the Section 336(e) Election made in accordance with Section 7.1, except to the extent such Taxes are included in the determination of Net Working Capital; and

(iv)the business or operations of Enstor Energy Services or the EES Transactions and any Liabilities of the Acquired Companies in connection with either of the foregoing; and

(v)the Aggregate Severance Liability and any Liabilities of the Acquired Companies in connection therewith.

(b)Buyer shall indemnify, defend and hold harmless Seller, Seller’s Representatives and Affiliates and each of their respective officers, members, managers, directors and employees, successors and assigns (collectively, the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of:

(i)any breach of any representation or warranty made by Buyer in 0 of this Agreement or any other Transaction Document;

(ii)the breach of any covenant or agreement made, or to be performed by, Buyer pursuant to this Agreement;

(iii)any and all Taxes of each Acquired Company for which Buyer is responsible pursuant to 0, 0 or 0 of this Agreement (excluding for the avoidance of doubt any Taxes for which Seller is liable under 0); and

(iv)any third-party Action initiated by a beneficiary of a Seller Guaranty after the Closing Date arising from the non-payment of a demand in accordance with 0.

Section 9.3Limitations on Liability.

(a)Seller will not be responsible for making payments with respect to Losses for any individual items pursuant to 0 (other than with respect to a breach of any Seller Fundamental Representations or of 0 (Taxes)), and Buyer will not be responsible for making payments with respect to Losses for any individual items pursuant to 0 (other than with respect to a breach of any Buyer Fundamental Representations), in each case, where the aggregate Losses relating thereto are less than Twenty-Five Thousand Dollars ($25,000).

(b)Seller will not be responsible for making payments with respect to Losses for any individual items pursuant to 0 (other than with respect to a breach of any Seller Fundamental Representations or of 0 (Taxes)) except if the aggregate Losses actually incurred by the Buyer Indemnified Parties thereunder exceed one percent (1%) of the Base Purchase Price (and then, subject to 0, only to the extent such aggregate Losses exceed such amount).

(c)Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amount for which Seller shall be responsible to indemnify all Buyer Indemnified Parties for all claims under 0 (other than with respect to Seller Fundamental Representations, 0 (Taxes) and claims involving fraud) exceed, and Seller’s aggregate liability thereunder (other than with respect to Seller Fundamental Representations, 0 (Taxes) and claims involving fraud) shall be limited to, an aggregate amount equal to fifteen percent (15%) of the Purchase Price (the “Indemnity Cap”).

(d)Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amount for which Seller shall be responsible to indemnify all Buyer Indemnified Parties for all claims under 0 exceed an aggregate amount equal to the Purchase Price; provided that such limitation shall not apply in the case of a claim involving fraud.

(e)Buyer will not be responsible for making payments with respect to Losses for any individual items pursuant to 0 (other than with respect to a breach of any Buyer Fundamental Representations) except if the aggregate Losses actually incurred by the Buyer Indemnified Parties thereunder exceed one percent (1%) of the Base Purchase Price (and then, subject to 0, only to the extent such aggregate Losses exceed such amount).

(f)Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amount for which Buyer shall be responsible to indemnify all Seller Indemnified Parties for all claims under 0 (other than with respect to Buyer Fundamental Representations and claims involving fraud) exceed, and Buyer’s aggregate liability thereunder (other than with respect to Buyer Fundamental Representations and claims involving fraud) shall be limited to, an aggregate amount equal to fifteen percent (15%) of the Purchase Price.

(g)Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amount for which Buyer shall be responsible to indemnify all Seller Indemnified Parties for all claims under 0 exceed, and Buyer’s aggregate liability thereunder shall be limited to, an aggregate amount equal to the Purchase Price; provided that such limitation shall not apply in the case of a claim involving fraud.

(h)The amount of any Losses subject to indemnification under this 0 shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds and third party recoveries actually received by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable with respect to such Losses.  Buyer shall, and shall cause the Buyer Indemnified Parties to, use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility; provided that the foregoing obligation to use commercially reasonable efforts is not a condition precedent to the Buyer Indemnified Parties’ rights to indemnification hereunder.  If a Buyer Indemnified Party receives an amount under insurance coverage or from such third party with respect to

Losses that were the subject of indemnification under 0 at any time subsequent to indemnification therefor, then such Buyer Indemnified Party shall promptly reimburse Seller up to the amounts received for such items if and to the extent they were not previously taken into account and applied against Losses.  Seller shall, and shall cause the Seller Indemnified Parties to, use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility; provided that the foregoing obligation to use commercially reasonable efforts is not a condition precedent to the Seller Indemnified Parties’ rights to indemnification hereunder.  If a Seller Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification under 0 at any time subsequent to indemnification therefor, then such Seller Indemnified Party shall promptly reimburse Buyer up to the amounts received for such items if and to the extent they were not previously taken into account and applied against Losses.

Section 9.4Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)If any Person who or which is entitled to seek indemnification under 0 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under 0, the Indemnified Party shall promptly:

(i)notify the Party obligated to the Indemnified Party pursuant to 0 above (the “Indemnifying Party”) of the Third Party Claim; and

(ii)transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)The Indemnifying Party may elect to defend the Indemnified Party against such Third Party Claim; except that if Seller is the Indemnifying Party, then Seller shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly or by or on behalf of a Person that is a supplier or a customer of an Acquired Company, or (ii) seeks an injunction or other equity relief against any Buyer Indemnified Party.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this 0.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of judgment without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if:

(i)the settlement agreement contains a complete and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding; and

(ii)the settlement agreement does not contain any consideration other than the payment of money which the Indemnifying Party agrees to pay.

If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this 0, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the Indemnified Party shall have the right, exercisable in its sole discretion, to assume control of the defense of any Third Party Claim if (i) the Indemnifying Party advises such Indemnified Party in writing that the Indemnifying Party does not elect to defend, settle or compromise such Claim, or (ii) the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that the Indemnifying Party elects to undertake the defense thereof on behalf of and for the account and risk, and at the expense, of the Indemnifying Party.

(c)If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to 0, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this 0, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim; provided, that failure to provide timely notice shall not affect the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such delay or omission.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.5Waiver of Certain Damages.  EXCEPT FOR CLAIMS INVOLVING FRAUD AND EXCEPT AS CONTEMPLATED BY 0, NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES UNDER THIS AGREEMENT OR BASED ON THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, IN NO EVENT WILL THIS 0 LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

Section 9.6Waiver of Other Representations.

(a)EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, ITS EXHIBITS, ITS DISCLOSURE SCHEDULES OR OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE INTERESTS, THE SUBSIDIARY INTERESTS, THEIR RESPECTIVE BUSINESSES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE ACQUIRED COMPANIES, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED COMPANIES, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ACQUIRED COMPANIES’ ASSETS ARE BEING INDIRECTLY TRANSFERRED THROUGH THE SALE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE VALUE OF THE SHARES OR THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE) OF OR RISKS ATTENDANT TO THE ACQUIRED COMPANIES OR THE BUSINESS.

Section 9.7Exclusive Remedy and Release.  From and after the Closing, the indemnification and remedies set forth in this 0, 0 and in 0 and Section 6.10 shall constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this

Agreement; provided that nothing in this 0 shall prevent or otherwise limit either Party from (a) seeking injunctive or equitable relief, including specific performance pursuant to 0, for claims of breach or failure to perform covenants under this Agreement or (b) pursuing, and recovering in respect of, any claim based fraud.  Except with respect to claims described in the foregoing sentence, and subject to the provisions of 0, Buyer hereby waives, releases, acquits and forever discharges Seller, its Representatives, and any other person acting on behalf of Seller, of and from, and Seller hereby waives, releases, acquits and forever discharges Buyer, its Representatives, and any other person acting on behalf of Buyer of and from, any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which Buyer or Seller, as applicable, now has or may have or which may arise in the future directly or indirectly, and which arise under this Agreement or in connection with the transactions contemplated hereunder or which relate to the Company or its assets or operations, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup or Release of, or exposure to, any Constituents of Concern or any Environmental Law applicable thereto.

Section 9.8No Duplication of Recovery.  All indemnifiable Losses hereunder shall be determined without duplication of recovery under other provisions of this Agreement.  Without limiting the generality of the immediately prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under this 0, only one recovery of Indemnifiable Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

Section 9.9Treatment of Payments.  Any amounts paid under 0 or the indemnification obligations under 0 and Section 6.10 shall be treated by Buyer and Seller as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

Section 9.10Qualifications.  Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this 0, the representations and warranties and covenants contained in this Agreement will be considered without regard to any “material,” “Material Adverse Effect” or similar non-monetary qualifications (other than Knowledge qualifications) contained therein for purposes of determining (a) whether a breach of such representation or warranty has occurred and (b) the amount of any Losses.

Article X.
TERMINATION

Section 10.1Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)by the mutual consent of Buyer and Seller as evidenced in a writing signed by each of Buyer and Seller;

(b)by Buyer upon written notice to Seller, if there has been a breach or failure to perform by Seller of any representation, warranty or covenant contained in this Agreement that has prevented, or if uncured will prevent, the satisfaction of any condition to the obligations of Seller or Buyer at the Closing and such breach or failure to perform has continued without cure for a period of thirty (30) days after Buyer has delivered Seller written notice of such breach or failure to perform; provided that no cure period will be permitted for any such breach that by its nature cannot be cured or that relates to any information disclosed in a Schedule Update;

(c)by Seller upon written notice to Buyer, if there has been a breach or failure to perform by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented, or if uncured will prevent, the satisfaction of any condition to the obligations of Seller or Buyer at the Closing and such breach or failure to perform has continued without cure for a period of thirty (30) days after Seller has delivered Buyer notice of such breach or failure to perform; provided that no cure period will be permitted for any such breach that by its nature cannot be cured;

(d)by either Buyer or Seller, upon written notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)by either Buyer or Seller upon written notice to the other Party, if the transactions contemplated hereby have not been consummated by May 1, 2018 (as such date may be extended pursuant to 0 or 0, the “Outside Date”) or such later date as may be mutually agreed by the Parties in writing (in each case subject to extension to accommodate any cure period specified in 0 or 0); provided that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this 0 if such Person’s material breach of this Agreement or material failure to perform has prevented the consummation of the transactions contemplated by this Agreement.

(f)by Buyer pursuant to 0.

Section 10.2Effect of Termination.  Except for this 0 (Effect of Termination), 0 (Expenses), 0 (Publicity), 0 (Governing Law) and 0 (Consent to Jurisdiction), each of which shall survive any termination of this Agreement, if this Agreement is terminated under 0, all further obligations of the Parties under this Agreement will terminate without further Liability of either Party to the other Parties hereunder; provided that nothing herein will relieve either Party from Liability for any breach of this Agreement prior to such termination.

Article XI.
MISCELLANEOUS

Section 11.1Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when:

(a)delivered in person;

(b)five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested; or

(c)delivered by telecopy or electronic mail in “pdf” format and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(i)If to Buyer, to:

Amphora Gas Storage USA, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02116
Facsimile: (617) 867-4698
Email: tburke@arclightcapital.com
Attention: Theodore Burke

with copies to:

Orrick, Herrington & Sutcliffe LLP
609 Main Street, 40th Floor
Houston, TX 77002
Facsimile: (713) 658-6620
Email: bwinburne@orrick.com
Attention: Blake H. Winburne

(ii)If to Seller, to:

Avangrid Renewables Holdings, Inc.
1125 NW Couch Street, Suite 700
Portland, OR 97209
Facsimile: (503) 796-6901
Email: Benjamin.Lackey@avangrid.com
Attention: W. Benjamin Lackey (General Counsel)

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
United States of America
Facsimile: +1.212.751.4864
Email: david.kurzweil@lw.com
Attention: David Kurzweil

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.2Assignment.  No Party shall assign this Agreement, or any rights, interests or obligations hereunder, without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void.  In no event shall any assignment or transfer hereunder serve to release or discharge the assigning Party from any of its obligations hereunder, unless expressly released, in writing, by the non-assigning Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.3Rights of Third Parties.  Except for the provisions of Section 6.2(b), Section 6.5(c), 0 and 0, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.4Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.  If the Closing occurs, no such expenses shall be charged to or paid by any Acquired Company unless they are paid before the Closing or unless they are included as a Current Liability in the calculation of Net Working Capital at the Closing Date.

Section 11.5Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6Entire Agreement.  This Agreement (together with all schedules, including the Disclosure Schedule, and exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 11.7Disclosure Schedule.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned them in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedule.  The disclosures contained in the Disclosure Schedule shall relate to the representations and warranties in the sections of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement as to which it is reasonably apparent on the face of such disclosure that it is also being made for purposes of such other representation or warranty.  From time to time from the Effective Date up to ten (10) Business Days prior to the Closing Date (other than updates to Schedule 4.23(a), which will be provided in accordance Section 4.23(a)), Seller may, in its sole discretion, supplement or amend and deliver updates to the Disclosure Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Disclosure Schedule or in any representation or warranty of Seller with respect to itself or the Acquired Companies that has been rendered inaccurate or incomplete due to any change, event, effect or occurrence since the Effective Date.  If (a) based on the information disclosed in such Schedule Update, in the aggregate with all prior Schedule Updates, Buyer has the right to terminate the Agreement pursuant to 0 and does not exercise such right as a result of such Schedule Update within ten (10) Business Days after the date thereof and (b) the Schedule Update relates exclusively to events first occurring or conditions first arising after the Effective Date, then such Schedule Update shall be deemed to have amended the Disclosure Schedules and to have qualified the representations and warranties contained in 0 or 0, as applicable, in each case, as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.  For the avoidance of doubt, Buyer shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Update that relates to any actions permitted by or taken in accordance with this Agreement.

Section 11.8Amendments; Waivers.  This Agreement may be amended, supplemented or modified in whole or in part, and actions consented to, only by a duly authorized agreement in writing which makes reference to this Agreement and is executed by each Party.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 11.9Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.

Section 11.10Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 11.11Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to the Laws that might be applicable under conflicts of laws principles.

Section 11.12Consent to Jurisdiction.

(a)Seller and Buyer each irrevocably and unconditionally submits to the exclusive jurisdiction of any court, Federal or State, within the County of New York, State of New York having subject matter jurisdiction for the purposes of any Action arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement or validity or invalidity of this Agreement or any provision hereof (and agrees not to commence any Action relating thereto except in such courts).  Seller and Buyer each further agrees that service of any process, summons, notice or document hand delivered or sent by United States registered mail to such Party’s respective address for notice under 0 will be effective service of process for any Action in any such courts with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Seller and Buyer each irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement or validity or invalidity of this Agreement or any provision hereof in any court, Federal or State, within the County of New York, State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

(b)SELLER AND BUYER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, THIS AGREEMENT, ANY PROVISION HEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT OR VALIDITY OR INVALIDITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

Section 11.13Specific Performance.  In the event of any actual or threatened breach by any of the Parties of any of the covenants or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement.  The Parties agree that any such breach would cause irreparable injury, that the remedies at law for any such breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:	AMPHORA GAS STORAGE USA, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Purchase Agreement]

SELLER:	AVANGRID RENEWABLES HOLDINGS, INC.

By:	/s/ Laura Beane
Name:	Laura Beane
Title:	Authorized Representative

By:	/s/ Douglas K. Stuver
Name:	Douglas K. Stuver
Title:	Authorized Representative

[Signature Page to Purchase Agreement]

EXHIBIT C

FORM OF CLOSING DATE GUARANTY

FORM OF CLOSING DATE GUARANTY

1.For value received and in order to induce Avangrid Renewables Holdings, Inc., a Delaware corporation (the “Beneficiary”), to enter into that certain Purchase Agreement (the “Purchase Agreement”), dated as of February 16, 2018, by and between Beneficiary and Amphora Gas Storage USA, LLC, a Delaware limited liability company (the “Obligor”), Enstor Gas, LLC, a Delaware limited liability company (the “Guarantor”), unconditionally guarantees and promises to pay to the Beneficiary any and all amounts that the Obligor becomes obligated to pay to the Beneficiary under Section 6.10(b) of the Purchase Agreement (which amounts are hereinafter called the “Obligations”) when each of the Obligations becomes due. The Guarantor guarantees, subject to the terms of this Guaranty, that all payments that the Obligor has made to the Beneficiary on account of the Obligations will be final when they are made and that if any such payment is recovered from or is repaid by the Beneficiary in any bankruptcy, insolvency or similar proceeding instituted by or against the Obligor (whether as a preference, a fraudulent conveyance or otherwise), then this Guaranty will continue to apply to those Obligations to the same extent as though the payment so recovered or repaid never had been made or received.  The Guarantor will remain liable for the Obligations even if the Obligations become unenforceable, including if that unenforceability results from the Obligor’s insolvency or bankruptcy or similar proceeding.  Capitalized terms used, but not otherwise defined herein, shall have their respective meanings set forth in the Purchase Agreement.

2.The maximum aggregate amount that the Guarantor shall be obligated to pay under this Guaranty shall, at all times, be limited to the lesser of $[__________]1 and the aggregate face amount of all Support Obligations that remain outstanding at the applicable time.

3.This is (a) a guarantee of payment when due and not of collection and (b) a continuing, absolute and irrevocable guarantee irrespective of (i) any release of or granting of time or any other indulgence to the Obligor and (ii) any other circumstance which might constitute a defense available to, or a legal or equitable discharge of, a guarantor under a guaranty given by it (excluding the defenses reserved by the Guarantor under Section 6 below, none of which is waived).

4.The Guarantor’s obligations under this Guaranty are independent of the Obligor’s Obligations.  The Beneficiary may bring and prosecute separate actions against the Obligor and the Guarantor or may join the Guarantor and Obligor in one action.

5.The Guarantor authorizes the Beneficiary, without notice or demand and without affecting the Guarantor’s liability under this Guaranty, from time to time to (a) renew, compromise, subordinate, extend, accelerate or otherwise change the time for payment of or otherwise change the terms of any of the Obligations; (b) take and hold security for the payment of the Obligations and exchange, enforce, waive and release that security; and (c) apply that security and direct the order or manner of its sale and payment as the Beneficiary in its discretion determines.

[1]	Note to Draft: Insert the applicable amount determined in accordance with Section 6.10(a)(iii) of the Purchase Agreement.

6.The Guarantor waives (a) any right to require the Beneficiary to (i) proceed against the Obligor, (ii) proceed against or exhaust any security or suit or (iii) pursue any other remedy; and (b) all presentments, demands for performance or payment, notices of nonperformance, protests, notices of protest, notices of dishonor or non-payment, notices of acceleration of or intent to accelerate the maturity of any indebtedness, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Obligations and all other notices expressly set forth herein.  The Guarantor hereby waives any defenses that it may have under applicable Law as a guarantor or surety based upon the insolvency, bankruptcy or reorganization affecting the Obligor, the power or authority of the Obligor to enter into and perform under the Purchase Agreement, the unenforceability of, or illegality with respect to, the Purchase Agreement, any lack or limitation of status or of power, or any incapacity or disability of the Obligor or of its directors, officers or any trustee or agent thereof, or the failure of the Obligor to have authorized, or to have obtained any approval necessary to enter into or perform under, the Purchase Agreement (collectively, the “Waived Obligor Defenses”).  The Guarantor reserves the right to (i) set off any amount owed pursuant to this Guaranty against any monies or payments owed by the Beneficiary or any of its Affiliates to the Obligor pursuant to the Purchase Agreement and (ii) assert defenses that the Obligor may have to payment of the Obligations, other than defenses arising from the Waived Obligor Defenses, including any defense of payment or statute of limitations.

7.Upon payment of all amounts owing to the Beneficiary in respect of a particular Obligation, the Guarantor shall be subrogated to the rights of the Beneficiary against the Obligor in respect of the Obligation, and the Beneficiary shall take all steps as the Guarantor shall reasonably request to implement such subrogation.  Until all Obligations are indefeasibly paid, Guarantor hereby waives all rights of subrogation, reimbursement, contribution, and indemnity from Obligor and any collateral held therefor, and Guarantor hereby subordinates all rights under any debts owing from Obligor to Guarantor, whether now existing or hereafter arising, to the prior payment of the Obligations.  Upon any Obligation becoming due, Obligor or its assignee, trustee in bankruptcy, receiver, or any other person having custody or control over any or all of Obligor's property is authorized and directed to pay to the Beneficiary the entire unpaid balance of the debt before making any payments to Guarantor, and for that purpose. Any amounts received by Guarantor in violation of the foregoing shall be received as trustee for the benefit of the Beneficiary and shall forthwith be paid over to the Beneficiary.

8.The Beneficiary may enforce every lien on the Obligor’s property and exercise every right of setoff without demand upon or notice to the Guarantor.  No lien or right of setoff shall be deemed to have been waived by any act or conduct by the Beneficiary or by any neglect to exercise such right of setoff or to enforce such lien or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by the Beneficiary.

9.The Guarantor represents to the Beneficiary that (a) all authorizations, approvals, notices, filings and actions required by Guarantor’s governing documents and the regulatory authorities having jurisdiction over the Guarantor in connection with the due authorization, execution and delivery of this Guaranty have been duly obtained or made and are in full force and effect; and (b) this Guaranty has been duly executed and delivered by the Guarantor.

10.This Guaranty will remain in effect until the first date that no Support Obligations remain outstanding (the “Termination Date”).  The Guarantor will remain liable under this Guaranty for all of the Obligations that are incurred before the Termination Date, whether demand is made before, on or after the Termination Date.

11.The Guarantor shall not assign this Guaranty, or any rights, interests or obligations hereunder, without the prior written consent of Beneficiary, and the Beneficiary may not assign this Guaranty, or any rights, interests or obligations hereunder, without the prior written consent of the Guarantor.  Any attempted assignment, without the consent required in the immediately preceding sentence, shall be null and void.  All covenants and agreements contained in this Guaranty by or on behalf of the Guarantor shall be binding upon the Guarantor and its successors and shall inure to the benefit of the Beneficiary and its successors.

12.This Guaranty shall be governed and construed in accordance with the Laws of the State of New York, without regard to the Laws that might be applicable under conflicts of laws principles.  The Guarantor and the Beneficiary each irrevocably and unconditionally submits to the exclusive jurisdiction of any court, Federal or State, within the County of New York, State of New York having subject matter jurisdiction for the purposes of any Action arising out of or relating to this Guaranty, any provision hereof or the breach, performance, enforcement or validity or invalidity of this Guaranty or any provision hereof (and agrees not to commence any Action relating thereto except in such courts).  The Guarantor and the Beneficiary each further agrees that service of any process, summons, notice or document hand delivered or sent by United States registered mail to such Party’s respective address for notice under Section 14 will be effective service of process for any Action in any such courts with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  The Guarantor and the Beneficiary each irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Guaranty, any provision hereof or the breach, performance, enforcement or validity or invalidity of this Guaranty or any provision hereof in any court, Federal or State, within the County of New York, State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each of the Guarantor and the Beneficiary agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.  THE GUARANTOR AND THE BENEFICIARY EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE THIS GUARANTY, ANY PROVISION HEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT OR VALIDITY OR INVALIDITY OF THIS GUARANTY OR ANY PROVISION HEREOF.

13.None of the terms or provisions of the Guaranty may be waived, altered, modified or amended except by a writing duly signed by an authorized officer of the Beneficiary and the Guarantor.  If any term of this Guaranty is held to be invalid, illegal or unenforceable in any jurisdiction, then the validity of all of the other terms shall in no way be affected thereby in that jurisdiction, and the unenforceability in that jurisdiction shall in no way affect the validity or enforceability of that or any other term hereof in any other jurisdiction.  Whether or not legal action is instituted, Guarantor agrees to reimburse the Beneficiary on demand for all reasonable attorneys' fees and all other reasonable costs and expenses incurred by the Beneficiary in enforcing this Guaranty, or in enforcing any of the Obligations against Obligor.  The failure of the Beneficiary to enforce any provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce same.  All remedies of the Beneficiary shall be cumulative.

14.All notices and other communications in respect of this Guaranty must be (a) in writing, (b) given by facsimile, hand delivery, postage prepaid registered or certified mail (return receipt requested) or express mail or reputable overnight courier service, and (c) addressed or directed to the respective parties as set forth below.  A notice shall be deemed to have been received by a party (x) if delivered by hand or sent by overnight courier, on the day of delivery, (y) if sent by registered or certified mail, return receipt requested, on the date of receipt or (z) if transmitted by facsimile, at the time of transmission.  Any address specified below may be changed by a notice given in accordance with the provisions of this Section.

If to the Guarantor to:

[ ● ]

If to the Beneficiary to:

Avangrid Renewables Holdings, Inc.

1125 NW Couch Street, Suite 700

Portland, OR 97210

Attention: Credit Manager

Fax number: (503) 796-6902

15.This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor and the Beneficiary have caused this Guaranty to be executed on their behalf by their duly authorized representatives as of the _____ day of _____, 20__.

GUARANTOR:

ENSTOR GAS, LLC

By:
Name:
Title:

[Signature Page to Closing Date Guaranty]

BENEFICIARY:

AVANGRID RENEWABLES HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Closing Date Guaranty]